UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.)
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Everi Holdings Inc.
(Name of Registrant as Specified in Its Charter)

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To our Stockholders:

Everi had an outstanding 2019. We continued our progress in operating our business more efficiently and effectively, conserving our resources, and improving our overall financial returns. Yet, in a few short months, the successful execution of our strategic initiatives in 2019 is no longer top of mind. The world has now turned its attention to the novel COVID-19 pandemic, and we are focused on addressing its impact on our employees and their families, our Company and our customers, the gaming industry and the broader economy.

The cumulative team effort that achieved revenue growth, increased earnings per share, and lower debt in 2019 positioned us to immediately address challenges posed by the spread of COVID-19 and the closing of all of our customers’ casinos. In the first quarter of 2020, to improve our cash liquidity, we borrowed an additional $125 million after drawing from our existing credit facility. These resources and other cost-saving measures should help us respond to the continuing and changing impacts of the pandemic on our customers and operations.
2019 Financial Highlights Revenues Grew 14% to $533.2 million EPS Increased 24% to $0.21 per share
As we navigate the significant adverse effects of the current pandemic on Everi, our first priority is to maintain the health and welfare of our employees, our customers and their guests while maintaining a focus on the long-term success and health of our Company. In these uncertain times, we are focused on what we can control, while keeping an eye on what is developing on the horizon.

We believe our FinTech cash access, compliance, and player-loyalty solutions are mission critical elements for our customers as they prepare to reopen for business. Products and services, such as our QuikTicket™ cashless alternative, our digital wallet application, and player-loyalty promotional and self-service enrollment kiosks enable our customers to provide contactless solutions and operate more cost efficiently, even as they help drive revenue. In our Games business, our premium and standard slot offerings are among the industry’s most player-popular and performance-focused products, which we expect will help drive customer revenue and contribute to the overall recovery of the gaming industry.

2019 Product Highlights

Annual Gaming and Technology Awards from Global Gaming Business:

Smokin’ Hot Stuff Wicked Wheel™ game theme won Gold Medal for Best Slot Product

QuikTicket™ technology awarded Silver Medal for Best Consumer Service Technology

Near-term, we expect the gaming industry will likely be in a recovery mode. But, as we look to the longer-term, we will work for a stronger future. Everi’s performance over the last three years demonstrates our Company’s dramatic improvement that has been accomplished by our team’s collaborative efforts.

Working together, our employees have enhanced and expanded our service and product offerings, through both internal development and complementary tuck-in acquisitions. We believe this broader portfolio will continue to drive a significant increase in the amount of patron interaction touchpoints on the casino floor, and thus make our integrated offerings a highly sought-after solution in the gaming industry. This will further strengthen our Company and ultimately lead to strong long-term growth for our customers and our Company.

We remain focused on building a team-first culture – a workplace environment where people respect each other’s talents and diverse perspectives, where everyone can find a balance between hard work and fun, and where we all share a passion for teamwork, innovation, and operational excellence. Over time, we believe this will enable Everi to retain and attract talented and dedicated people.

Annual Eilers and Krejcik Gaming Awards Ceremony:

Cash Machine™ game theme awarded Top Performing New Mechanical Reel Core Game

Shark Week – Jaws of Steel™ game theme awarded Top Performing 3rd Party IP Branded Game

The combination of our core values, operating initiatives and long-term growth prospects has provided Everi with a solid foundation on which we can achieve further success. We expect these factors and our focus on fiscal discipline to drive consistent profitable growth and cash flow in the years ahead, as the gaming industry and broader economy recover. We also expect to achieve more commercial progress for our vision to build a transformative digital gaming neighborhood, which will offer compelling value to both our gaming operator customers and their patrons.

In closing, we would like to thank each and every one of our team members, as well as our customers, stockholders, and vendor partners, for their ongoing support. Ours is an exciting long-term growth story. We look forward to a future in which we further elevate Everi as a leading supplier of imaginative entertainment and trusted technology solutions for the casino and the interactive gaming industry.
Everi named Most Improved Supplier — Premium
/s/ Michael D. Rumbolz   /s/ E. Miles Kilburn

Michael D. Rumbolz    E. Miles Kilburn
Chief Executive Officer   Chairman of the Board

May 18, 2020

May 18, 2020
Dear Stockholder:
On behalf of the Board of Directors and officers of Everi Holdings Inc. (“we,” “us,” “Everi” or the “Company”), we are pleased to invite you to attend our 2020 Annual Meeting of Stockholders. The meeting will be held at Everi’s headquarters located at 7250 S. Tenaya Way, Suite 100, Las Vegas, Nevada 89113, on Tuesday, June 16, 2020 at 9:00 a.m. Pacific Time (the “Annual Meeting”). In recognition of the serious and adverse effect of the COVID-19 pandemic, we will require attendees to comply with health and safety protocols endorsed by the Centers for Disease Control and Prevention, which will include recommended social distancing and personal protective equipment, such as face masks.
At the Annual Meeting, you will be asked to vote on three proposals described in detail in the accompanying Notice of 2020 Annual Meeting of Stockholders and Proxy Statement. The Proxy Statement also contains other information that you should read and consider before voting.
Your vote is very important to us. Whether or not you expect to attend the Annual Meeting in person, please submit your proxy or voting instructions over the Internet, telephone, or by mail as soon as possible to ensure that your shares are represented at the Annual Meeting and your vote is properly recorded. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you previously submitted your proxy.
If you have any questions concerning the Annual Meeting, and you are the stockholder of record of your shares, please contact our Vice President, Investor Relations, William Pfund, at william.pfund@everi.com or (702) 676-9513. If your shares are held by a broker or other nominee, please contact your broker or other nominee for questions concerning the Annual Meeting.
I want to thank you for your past and ongoing support of the Company. We are fully cognizant of the challenges posed by COVID-19 for the Company, our people, our customers, our stockholders, and our other stakeholders. During these uncertain times, your Board remains diligent and highly focused on its responsibilities and duties. As the Company’s leaders, I and each of our Board members are working without pay to set a tone of prudence for all our employees during this time when customers’ casinos are closed, and our Company is generating minimal revenue. Despite these challenges, we remain optimistic that our products and services are highly valued by our customers and their patrons, and that as our customers reopen their businesses, we too shall begin to recover our lost momentum.
Sincerely,
/s/ Michael D. Rumbolz
Michael D. Rumbolz
Chief Executive Officer & Director

NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS
Date and Time Tuesday, June 16, 2020 9:00 a.m. Pacific Time
Location
Everi Holdings Inc. Corporate Headquarters
7250 S. Tenaya Way, Suite 100
Las Vegas, Nevada 89113

In light of the continually evolving public health concerns of the global coronavirus (COVID-19) outbreak, we may hold a Virtual Annual Meeting in lieu of a physical meeting in Las Vegas, Nevada.

If we decide to hold a Virtual Annual Meeting, we will announce it in a press release available at http://ir.everi.com/investor-relations/investor-news/default.aspx as soon as practicable prior to the Annual Meeting.

To Our Stockholders:

You are cordially invited to attend the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) of Everi Holdings Inc., at which stockholders will vote on the following proposals Your vote is very important to us. Whether or not you expect to attend the Annual Meeting in person, please submit your proxy or voting instructions over the Internet, telephone, or by mail as soon as possible to ensure that your shares are represented at the Annual Meeting and your vote is properly recorded. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you previously submitted your proxy. The Company may require attendees to comply with health and safety protocols endorsed by the Centers for Disease Control and Prevention, which may include recommended social distancing and personal protective equipment such as face masks.

Voting Matters
1.	Election of two Class III director nominees named in this Proxy Statement.	Visit www.proxyvote.com. You will need the 16-digit number included in your proxy card or voting instruction form.
2.	To approve on a non-binding, advisory basis the compensation of our named executive officers	Call 1-800-690-6903 or the number on your voting instruction form. You will need the 16-digit number included in your proxy card or voting instruction form.
3.	To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.	Send your completed and signed proxy card or voting instruction form to the address on your proxy card or voting instruction form.
4.	To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.
If you plan to attend the meeting in person, you will need to bring a government-issued picture ID and proof of ownership of Everi Holdings Inc. common stock as of the record date. The Company may require attendees to comply with health and safety protocols endorsed by the Centers for Disease Control and Prevention, which may include recommended social distancing and personal protective equipment such as face masks.

Given the impact of the COVID-19 pandemic, we strongly encourage you to vote in advance of the meeting over the Internet, telephone or by mail as described above.

Record Date
Stockholders of record as of the close of business on May 8, 2020 will be entitled to notice of, and to vote at, the Annual Meeting, or any adjournment or postponement thereof.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on June 16, 2020. Our Proxy Statement is attached. Financial and other information concerning Everi Holdings Inc. is contained in our Annual Report to Stockholders for the fiscal year ended December 31, 2019 (the “2019 Annual Report”). A complete set of proxy materials relating to our Annual Meeting is available on the Internet. These materials, consisting of the Notice of 2020 Annual Meeting of Stockholders, Proxy Statement, Proxy Card, and 2019 Annual Report are available and may be viewed at www.proxyvote.com.

This Notice of Annual Meeting and the accompanying proxy statement are first being made available to our stockholders on or about May 18, 2020.
By Order of the Board of Directors,
/s/ Harper H. Ko
Executive Vice President, Chief Legal Officer – General Counsel,
and Corporate Secretary

May 18, 2020

PROXY STATEMENT TABLE OF CONTENTS

PROXY STATEMENT SUMMARY
This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Everi Holdings Inc. (“we,” “us,” “Everi” or the “Company”) for use at the 2020 Annual Meeting of Stockholders and at any adjournment or postponement thereof. On or about May 18, 2020, we will begin distributing to each stockholder entitled to vote at the 2020 Annual Meeting of Stockholders this Proxy Statement, the Notice of 2020 Annual Meeting of Stockholders, a proxy card or voting instruction form and our 2019 Annual Report. Shares represented by a properly executed proxy will be voted in accordance with the instructions provided by the stockholder. This summary highlights information contained elsewhere in this Proxy Statement; however, it does not contain all of the information you should consider. You should read the entire Proxy Statement before casting your vote.

Voting Matters and Board Recommendations
Proposal	Description	Board Recommendation	Page (for more detail)
1	Election of two Class III director nominees named in this Proxy Statement.	FOR the Board’s nominees	6
2	Approval, on an advisory basis, of the compensation of our named executive officers.	FOR	33
3	Ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.	FOR	60
Stockholders will also transact any other business that properly comes before the meeting.
Additional information, including “FREQUENTLY ASKED QUESTIONS” about this Proxy Statement, the Annual Meeting, and voting can be found on page 64.
2019 Performance Highlights
Throughout 2019, we executed on our key initiatives, which led to it reflecting the same consistent improvement in our financial and operating performance as the last three years. For the full year, revenue increased by 14% to $533.2 million, net income rose 34% to $16.5 million, and earnings per share increased by 24% on a fully diluted basis to $0.21 per share, compared to 2018. The strong revenue growth was largely organic in nature, and it reflects the tremendous success that we achieved as a result of the investments and cumulative efforts over the last several years to enhance and expand our product portfolio. Simultaneous with the improvements in revenues and earnings in 2019, we also continued to step up our investment in internally-driven research and development projects as well as to invest in two small, tuck-in acquisitions to position the Company for further longer-term growth.
Our growth in revenue and earnings reflects improvements across the entire Company. Driving this success was a year-over-year increase in revenues of $24.1 million, or 9%, for the Games segment resulting from an increase in our installed base of leased gaming machines and a higher average daily win per unit from units in our installed base, increases in the number of units sold and an increase in our interactive revenues; together with an increase of $39.6 million, or 19%, in revenues for the FinTech segment due to an increase in equipment sales revenues resulting from more unit sales, higher cash access services revenues associated with increased dollar and transaction volumes, and revenues of $16.2 million from our player loyalty operations that were acquired during the year.

Key financial highlights for 2019:

Games segment record unit sales, record year-end installed base, and 15% improvement in full-year daily win per unit	FinTech segment delivered year-over-year growth in cash access services transactions and revenue, equipment sales, and information and compliance product-related revenue	Reduced principal debt by $58.7 million

Key business highlights for 2019:

Best Slot Product and Best Consumer-Service Technology Awards from Global Gaming Business	Acquisition of strategic assets from providers of casino loyalty and marketing technology (Atrient and Micro Gaming Technologies)	Delivered exclusive Gaming content to the Golden Nugget for Online Real-Money Gaming in New Jersey
Southern California Gaming Guide Reader’s Choice 2019 Best Slots		Extended relationship to continue to provide and manage the New York Lottery’s central monitoring system for another 10 years to 2029

For more information on our 2019 results and other related financial measures, we refer you to our 2019 Annual Report. We look forward to continuing to execute our business strategy and our efforts to deliver long-term value and strong total returns to our stockholders.
CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
This Proxy Statement contains “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995, as amended. In this context, forward-looking statements often address our expected future business and financial performance, and contain words such as “goal,” “target,” “future,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “hope,” “seek,” “project,” “may,” “should,” “designed to,” “in an effort to,” “will provide,” “look forward to,” or “will” and similar expressions to identify forward-looking statements. Forward-looking statements are not historical fact and are not guarantees or assurances of future performance, timing or accuracy. Instead, they speak only as of the date hereof and are based solely on management’s current beliefs, expectations, estimates and assumptions, based on currently available information, regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions.
Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and changes in circumstances that are often difficult to predict and many of which are beyond our control. Our actual results and financial condition may differ materially from those indicated in forward-looking statements for a variety of important factors that include, without limitation, the impact of the ongoing COVID-19 global pandemic on our business, operations and financial condition, our ability to generate profits in the future; our substantial leverage and the related covenants that restrict our operations; our ability to generate sufficient cash to service all of our indebtedness, fund working capital, and capital expenditures; our ability to withstand unanticipated impacts of a pandemic outbreak of uncertain duration; our ability to withstand the loss of revenue during the closure of our customers’ facilities; our ability to maintain our current customers; our ability to compete in the gaming industry; our ability to execute on mergers, acquisitions and/or strategic alliances, including the timing and closing of acquisitions, and our ability to integrate and operate such acquisitions consistent with our forecasts; inaccuracies in underlying operating assumptions; expectations regarding customers’ preferences and demands for future gaming offerings; expectations regarding our product portfolio; the overall growth of the gaming industry, if any; our ability to replace revenue associated with terminated contracts; our ability to introduce new products and services, including third-party licensed content; gaming establishment and patron preferences; our ability to prevent, mitigate or timely recover from cybersecurity breaches, attacks and compromises; the level of our capital expenditures and product development; anticipated sales performance; employee turnover; national and international economic conditions; changes in global market, business and regulatory conditions arising as a result of the COVID-19 global pandemic; unanticipated expenses or capital needs and those other risks and uncertainties discussed in our most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 2, 2020, our Form 8-K filed on April 21, 2020, and with the information included in our other press releases, reports, and other filings with the SEC. Understanding the information contained in these filings is important in order to fully understand our reported financial results and our business outlook for future periods. Given these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements contained herein.
On March 13, 18, and 24, and April 21 and 27, 2020, the Company also issued Current Reports on Form 8-K to address certain aspects of the ongoing COVID-19 pandemic on the Company, including descriptions of actions that the Company is taking to address this impact, including certain cost reduction initiatives and providing certain business updates related to its liquidity and operations as a result of the ongoing COVID-19 pandemic, and that the Company is withdrawing its annual 2020 financial guidance provided on March 2, 2020 due to the impact of the ongoing COVID-19 pandemic. Accordingly, investors should no longer rely on that information. The Company is not providing an updated outlook at this time and has suspended all share repurchases under its previously authorized repurchase program.

Corporate Governance Highlights

WHAT WE DO

- 87% Independent Directors (7 of 8)
- 25% Female Directors (2 of 8)
  Including Chair of Nom Gov Committee
- Entirely Independent Committees
- Independent Chairman
- Separate Chairman and Chief Executive Officer Roles
- "Plurality-Plus" Voting for Directors (mandatory resignation policy for nominees who fail to receive an affirmative majority of votes cast)
- Audit Committee Financial Experts (5 of 7)
- Regular Executive Sessions of Independent Directors
- Limitations on Outside Public Company Board Service
- All Directors Attended at Least 75% of Board and Respective Committee Meetings
- Annual Board and Committee Self-Evaluations
- Stock Ownership Guidelines for Executives and Directors
- Executive Compensation Based on Pay-for-Performance Philosophy
- Annual Say on Pay Advisory Vote
- Cash and Equity Compensation Clawback Policy
- Double-Trigger for Change in Control Severance Payments
- Ongoing Board Refreshment Planning
- Executive Succession Planning Process
- Code of Business Conduct, Standards and Ethics (and related training)
- Board and Committee Authority to Engage Independent Advisors

WHAT WE DON'T DO

- No Related Person Transactions
- No Poison Pill
- No Pledging of Our Securities
- No Hedging of Our Securities
- No Repricing of Stock Options without Stockholder Approval
- No Cash Buyouts of Underwater Stock Options without Stockholder Approval
- No Tax Reimbursements for Perquisites

Recent Corporate Governance Updates

As a result of engaging with our stockholders and keeping abreast of leading practices, we have taken actions with respect to corporate governance matters, including the following:

1. Updated our Corporate Governance Guidelines related to:
   - selection of the Company's Chairman of the Board and Chief Executive Officer;
   - the number of directors to serve on the Company's Board (increasing from seven to eight);
   - selection of a lead independent director, in the event the Chairman of the Board is not independent;
   - limiting the Chief Executive Officer of the Company to serving on no more than three (3) public boards, including the Company's Board;
   - limiting directors to serving on no more than three (3) public boards, in addition to the Company's Board, and no more than two (2) public company audit committees; and
   - the policy on equity ownership, which now includes certain Senior Vice Presidents and the newly created Chief Operating Officer position as "Covered Persons" under the Company's equity ownership policy.
2. Established a number of diversity initiatives to increase the representation of diverse individuals in the Company and support and elevate our diverse employees.
3. Enhanced our proxy disclosure with respect to Environmental Sustainability and Social Responsibility highlights.

Policies Related to Equity Ownership
Equity ownership. The Company and its stockholders are best served by a board and executive team that manage the business with a long-term perspective. As such, the Company adopted the Equity Ownership Policy in February 2016, and amended the policy as set forth in the Company’s Corporate Governance Guidelines in October 2019 and again in February 2020, as the Company believes stock ownership is an important tool to strengthen the alignment of interests among stockholders, directors, named executive officers, and other executives (each, a “Covered Person,” and collectively, “Covered Persons”). The amended policy provides that the applicable required level of equity ownership is expected to be satisfied by our Covered Persons within five years of the later of: (i) February 25, 2016; and (ii) the date such Covered Person first becomes subject to the Equity Ownership Policy. At December 31, 2019, all current named executive officers, other officers, and non-employee directors either met the ownership guidelines or were within the five-year phase-in period. For more information on the Equity Ownership Policy, see “EXECUTIVE COMPENSATION — Compensation Discussion and Analysis — Additional Compensation Policies and Practices — Equity Ownership Policy.”
Clawback. The Board of the Company adopted an Incentive Compensation Clawback Policy in February 2016 which entitles the Company to recover certain compensation previously paid to its Covered Persons. The policy provides that, in the event of a restatement of the Company’s financial statements for any fiscal year commencing after December 31, 2015 that is due to the misconduct of any employee, the Board or, if so designated by the Board, the Compensation Committee of the Board, is authorized to take action to recoup all or part of any incentive compensation received by a Covered Person. The Clawback Policy was amended concurrent with the amendment of our Equity Ownership Policy to include certain Senior Vice Presidents. As of the date of this Proxy Statement, no shares of Company Common Stock were pledged by any director or executive officer. For more information on the Clawback Policy, see “EXECUTIVE COMPENSATION — Compensation Discussion and Analysis — Additional Compensation Policies and Practices — Clawback Policy” and our website at ir.everi.com/investor-relations/corporate-governance/governance-documents.
No hedging. We do not believe our executive officers or directors should speculate or hedge their interests in our Common Stock. Our Insider Trading Policy therefore prohibits them from making short sales of our Common Stock or from purchasing or selling puts, calls or other derivative securities involving our stock.
No pledging. Our Insider Trading Policy prohibits our executive officers and directors from pledging our Common Stock.

Environmental Sustainability

Water and Electricity	We implemented recording and reporting protocols at our corporate headquarters and other office and manufacturing locations in order to monitor our environmental impact at those locations and commence our progress towards setting long-term sustainability targets. The metrics measured in 2019 included water and electric energy use at more than 50% of our North American leased office facilities.
Parts Refurbishment	We redeploy 18-25% of piece parts and electronic gaming machines each fiscal quarter.

Social Responsibility

Corporate Culture	We are an industry leader and keenly aware of the importance of this role as we strive to also be an industry-leading corporate citizen. We foster a culture among our employees so that the WHY we work at Everi reflects our shared commitment to positively impact our employees, partners, customers and their guests, stockholders, communities, and the environment. To build this culture we have invested in programs and implemented standards to promote ethical business conduct, diversity, sustainability, giving and volunteerism, and responsible gaming that we believe will support our long-term business success while also bringing positive, lasting contributions to our communities.
Policies and Principles	We have updated our Corporate Governance Guidelines and related Clawback and Insider Trading Policies to enhance equity ownership among certain Senior Vice Presidents. We have adopted a Supplier Code of Conduct to reinforce our commitment to the improvement of economic, environmental, and social conditions through our business activities and within the scope of our capabilities reflecting our expectation that our suppliers conduct themselves with the same high standards we have set the conduct of our own business.
Culture Diversity and Inclusion	At Everi, we recognize that we can only be at our best when we embrace and reflect the customers and communities that we serve. We are building a culture that fosters, promotes and encourages diversity, acceptance and inclusion such as our Women's Leadership Initiative and manager awareness programs.
Responsible Gaming	Over the years, the Company has worked with dozens of leading responsible gaming associations across the globe to develop a set of comprehensive tools to help prevent problem gamblers from obtaining funds in a casino. The Company's initiatives and controlled solutions enable casinos to enhance their promotion of responsible gaming while helping them comply with local laws, customs, and culture in the prevention of problem gambling.
Accolades	Named a Winning 'W' Company by 2020 Women on Boards for achieving at least 20 percent women on its board of directors before the year 2020. One of these board members, Eileen F. Raney, was a keynote panelist at the 2020 Women on Boards The National Conversation on Board Diversity event in November 2019.
Human Capital Management	In addition to our Corporate Culture initiatives, Everi implemented programs to support internal and external career development opportunities, attractive employee benefits, and actively solicits employee feedback to continuously expand and evolve these programs.

PROXY STATEMENT

PROPOSAL 1 ELECTION OF TWO CLASS III DIRECTORS (Item No. 1 on the Proxy Card) THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION TO THE BOARD OF THE NOMINEES NAMED BELOW.

Qualifications of Our Class III Director Nominees:
☑ Mr. Fox and Ms. Mullarkey are independent.
☑ Mr. Fox and Ms. Mullarkey have been determined to be financial experts.
☑ Mr. Fox and Ms. Mullarkey, respectively, have 4+ and 2+ years of service on our Board.
☑ The two nominees are highly-qualified individuals with a diverse set of skills, background, and experiences.

Name	Age	Director Since	Principal (or Most Recent) Occupation	Current Committees
Linster W. Fox	71	2016	Former Executive Vice President, Chief Financial Officer and Secretary of SHFL entertainment, Inc., a global gaming supplier	•Audit Committee (Chair) •Compensation Committee •Nominating and Corporate Governance (“Nom Gov”) Committee
Maureen T. Mullarkey	60	2018	Former Executive Vice President and Chief Financial Officer of International Game Technology (currently known as International Game Technology PLC), a leading supplier of gaming equipment and technology	•Audit Committee •Compensation Committee •Nom Gov Committee
Our Certificate of Incorporation provides that the number of directors that shall constitute the Board shall be exclusively fixed by resolutions adopted by a majority of the authorized number of directors constituting the Board. The Company’s Bylaws state that the authorized number of directors of the Company shall be fixed in accordance with the Company’s certificate of incorporation. The authorized number of directors of the Company is currently set at eight. Our Certificate of Incorporation and Bylaws provide that the Board shall be divided into three classes constituting the entire Board. The members of each class of directors serve staggered three-year terms. Proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement. As of the filing of the Proxy Statement, the Board is composed of the following eight members:

Class	Directors	Term Commencement	Term Expiration
III	Linster W. Fox and Maureen T. Mullarkey(1)	2017 Annual Meeting of Stockholders	2020 Annual Meeting of Stockholders
I	E. Miles Kilburn, Eileen F. Raney, and Atul Bali(2)	2018 Annual Meeting of Stockholders	2021 Annual Meeting of Stockholders
II	Geoffrey P. Judge, Michael D. Rumbolz, and Ronald V. Congemi	2019 Annual Meeting of Stockholders	2022 Annual Meeting of Stockholders
___________________
(1)Ms. Mullarkey’s term of office began on March 7, 2018, when she was appointed to the Board.
(2)Mr. Bali’s term of office began on November 4, 2019, when he was appointed to the Board.
Upon the recommendation of the Nom Gov Committee of the Board, the Board has nominated Linster W. Fox and Maureen T. Mullarkey, current Class III Directors of the Company, for reelection as Class III Directors of the Company. If reelected, each will serve a three-year term until the 2023 Annual Meeting of Stockholders and until his or her successor is each duly elected and qualified or until his or her earlier resignation or removal. Mr. Fox and Ms. Mullarkey have consented, if reelected as Class III Directors of the Company, to serve until their respective terms expire. The Board believes that Mr. Fox and Ms. Mullarkey will serve if elected, but if a nominee should become unavailable to serve as a director, and if the Board designates a substitute nominee, the person or persons named as proxy in the enclosed form of proxy may vote for a substitute nominee recommended by the Nom Gov Committee and approved by the Board. Ms. Mullarkey was initially recommended to the Nom Gov Committee by Mr. Rumbolz, Director and Chief Executive Officer (then also serving as President).
Information Concerning the Director Nominees
Information regarding the business experience of our nominees for election as Class III Directors is provided below, as well as a description of the skills and qualifications that are desirable in light of our business and structure, and led to the conclusion that each nominee should serve as a director.

Class III Directors Whose Term Will Expire in 2020
Linster W. Fox INDEPENDENT, AUDIT COMMITTEE FINANCIAL EXPERT Age: 71 Director Since: 2016 Committees: Audit (Chair), Compensation, Nom Gov
BACKGROUND
•Retired and previously served as Executive Vice President, Chief Financial Officer and Secretary of SHFL entertainment, Inc., a global gaming supplier, from 2009 up until the company’s acquisition by Bally Technologies, Inc. in November 2013

•Served on the Executive Advisory Board of the Lee Business School at the University of Nevada-Las Vegas from 2015 to 2016
•Served as interim Chief Financial Officer of Vincotech in 2009 and as Executive Vice President, Chief Financial Officer and Secretary of Cherokee International Corp. from 2005 to 2009
•Served in a variety of executive roles over the course of 18 years at Anacomp, Inc., including Executive Vice President and Chief Financial Officer and as a member of the company’s Board of Directors
•Began his career as an accountant at PricewaterhouseCoopers LLC
•Mr. Fox is a Certified Public Accountant in the State of California. His license is presently inactive.
•Has a B.S.B.A. from Georgetown University in Washington, D.C
DIRECTOR QUALIFICATIONS
Mr. Fox provides valuable knowledge and skills to our Board due to his financial background and experience in the gaming industry. Mr. Fox is a certified public accountant, with an inactive license in the State of California, and has been designated as an “audit committee financial expert” in accordance with NYSE listing standards.

Maureen T. Mullarkey INDEPENDENT, AUDIT COMMITTEE FINANCIAL EXPERT Age: 60 Director Since: 2018 Committees: Audit, Compensation, Nom Gov
BACKGROUND
•Retired in 2007 as Executive Vice President and Chief Financial Officer of International Game Technology (currently known as International Game Technology PLC), a leading supplier of gaming equipment and technology, a position Ms. Mullarkey held from 1998 to 2007, and served in a variety of financial and executive management positions in her 18 years with the company

•Served since 2014 as a director of PNM Resources, Inc. (NYSE: PNM), a holding company with two regulated utilities providing electricity and electric services in the State of New Mexico and Texas
•Served as a director of NV Energy, Inc. from 2008 to 2013 when the company was sold to Mid-American Energy Holdings Company, a subsidiary of Berkshire Hathaway, Inc.
•Served as Entrepreneur in Residence with The Nevada Institute of Renewable Energy Commercialization from 2009 to 2011
•Has a B.S. from the University of Texas and an M.B.A. from the University of Nevada-Reno
DIRECTOR QUALIFICATIONS
Ms. Mullarkey provides valuable knowledge and skills to our Board due to her financial skills and experience in the gaming industry. Ms. Mullarkey has been designated as an “audit committee financial expert” in accordance with NYSE listing standards.

Directors Whose Terms Will Expire in Future Years
Each of the Company’s directors listed below will continue in office for the remainder of his or her term and until a successor is duly elected and qualified or until his or her earlier resignation or removal. Information regarding the business experience, skills and qualifications, and directorships of each such director is provided below.

Class I Directors Whose Term Will Expire in 2021
E. Miles Kilburn INDEPENDENT, AUDIT COMMITTEE FINANCIAL EXPERT Age: 57 Director Since: 2005 Committees: Audit, Compensation, Nom Gov
BACKGROUND
•Serves as Chairman of the Board of the Company
•Co-founder and partner of Mosaik Partners, LLC, a venture capital firm focused on financial technology he founded in 2012
•A private investor focused on the electronic payments sector since June 2004
•Executive Vice President and Chief Strategy Officer of Concord EFS, Inc., a payment and network services company (which was acquired by First Data Corporation in February 2004), from 2003 to 2004, and Senior Vice President of Business Strategy and Corporate Development from 2001 to 2003

•Served as Chief Executive Officer of Primary Payment Systems, Inc. (now Early Warning Services, LLC), a subsidiary of Concord EFS, Inc., from 2002 to 2003, and Chief Financial Officer from 1997 to 1999

•Served as Group Executive Vice President and Chief Financial Officer at Star Systems, Inc. and various other executive roles from 1995 to 2001
DIRECTOR QUALIFICATIONS
Mr. Kilburn provides valuable knowledge and skills to our Board due to his skills and experience in management, operating, and investing in the financial technology and payments industries. Mr. Kilburn has been designated as an “audit committee financial expert” in accordance with NYSE listing standards.

Eileen F. Raney INDEPENDENT, AUDIT COMMITTEE FINANCIAL EXPERT Age: 71 Director Since: 2016 Committees: Audit, Compensation, Nom Gov (Chair)
BACKGROUND
•Served from January 2011 to November 2013 as a member of the Board and a member of the Audit, Compensation and Governance Committees of the Board of SHFL entertainment, Inc., a global gaming supplier that was acquired by Bally Technologies, Inc. in November 2013

•Certified as a National Association of Corporate Directors (NACD) Board Leadership Fellow in 2018 and 2019
•Active member of the Advisory Board for the University of Nevada-Las Vegas Libraries since 2010
•Active member of the Advisory Board of Fino Consulting since June 2015
•Served on the Board of the University Medical Center of Southern Nevada from 2014 to 2017, as Vice Chair of the Board of Governors and as Chair of both the Strategy Committee and the Audit and Finance Committee

•Served from April 2013 to April 2015 as a member of the Board and Finance Committee of the Board of Nevada Health Centers, a federally-qualified health center in Nevada
•Retired as National Managing Principal, Research & Development and Member, Deloitte & Touche USA Executive Committee in 2007, a position Ms. Raney held from 2003 to 2007
•Served on the Deloitte Board of Directors from 2000 to 2003 while serving as the Human Capital E-Business Leader
•Held numerous positions with Deloitte & Touche USA, LLP from 1988 to 2007, including Global Leader, Integrated Health Group from 1996 to 2000, and Western Regional Leader and National Co-Leader, Integrated Health Group from 1988 to 1996

DIRECTOR QUALIFICATIONS
Ms. Raney provides valuable knowledge and skills to our Board due to her financial skills and experience in the gaming industry. Ms. Raney has been designated as an “audit committee financial expert” in accordance with NYSE listing standards.

Atul Bali INDEPENDENT, AUDIT COMMITTEE FINANCIAL EXPERT Age: 48 Director Since: 2019 Committees: Audit, Compensation, Nom Gov
BACKGROUND
•Serves as non-executive Chairman of the Board of Meridian Tech Holdings Ltd., a regulated global emerging markets sports betting and online gaming firm, operating in Europe, Latin America, and Africa since 2016

•Investor in, and advisor to, a range of privately held lottery, gaming, and fintech businesses, including Instant Win Gaming Ltd., a provider of mobile instant win games to State Lottery operators, and Gaming Realms PLC (LSE: GMR), a developer, publisher, and licensor of mobile games, where he served on the board of directors from 2014 to 2018 and held the position of Deputy Chairman from 2015 to 2018

•Serves as a director on the Board of Rainbow Rare Earths Ltd. (LSE: RBW), a mining company focused on production from, and expansion of, the high-grade Gakara Rare Earth Project in Burundi, East Africa since 2017

•Served as President and CEO of GTECH G2, a subsidiary of GTECH Corporation (now NYSE: IGT) until 2010, and held various executive positions, including SVP Corporate Development & Strategy, SVP Commercial Services, and VP Global Business Development at GTECH Corporation between 1997 and 2010

•Served as CEO of XEN Group from 2010 to 2012, and thereafter, in divisional President & CEO roles at Aristocrat Technologies Inc. (ASX: ALL) from 2012 to 2014, and RealNetworks, Inc. (NASDAQ: RNWK) from 2014 to 2015

•Began his career as a Chartered Accountant with KPMG
DIRECTOR QUALIFICATIONS
Mr. Bali provides valuable knowledge and skills to our Board due to his extensive skills and experience in the interactive gaming, gaming, and fintech industries. Mr. Bali was previously qualified as a Chartered Accountant and has been designated as an “audit committee financial expert” in accordance with NYSE listing standards.

Class II Directors Whose Term Will Expire in 2020
Geoffrey P. Judge INDEPENDENT Age: 66 Director Since: 2006 Committees: Audit, Compensation (Chair), Nom Gov
BACKGROUND
•Served as a Partner at iNovia Capital, a manager of early stage venture capital funds, from 2010 to 2016 and continues to sit on boards of iNovia portfolio companies
•Active private equity investor since 2002, working actively with CEOs at his portfolio companies
•Served as Chief Operating Officer in 2002 of Media Solution Services, Inc., a provider of credit card billing insert media
•Co-founder and Senior Vice President and General Manager from 1997 to 2002 of the media division of 24/7 Real Media
•Served from 1995 to 1997 as Vice President of Marketing for iMarket, Inc., a software company
•Served from 1985 to 1994 as a Vice President and General Manager in the credit card division of American Express
•Holds an M.B.A. from Columbia University and a degree in economics from Northwestern University
DIRECTOR QUALIFICATIONS
Mr. Judge provides valuable knowledge and skills to our Board due to his extensive knowledge of the Company’s business and his experience in the financial services and payments industries.

Michael D. Rumbolz CHIEF EXECUTIVE OFFICER, NON-INDEPENDENT Age: 66 Director Since: 2010 Committees: None
BACKGROUND
•Serves as our Chief Executive Officer, having previously served as our President and Chief Executive Officer since June 2016, as our Interim President and Chief Executive Officer since February 2016, and previously as an independent member of our Board from 2010 until his February 2016 appointment to the Interim President and Chief Executive Officer position

•Served from 2008 to 2010 as a consultant to the Company advising on various strategic, product development, and customer relations matters following the Company’s acquisition in 2008 of Cash Systems, Inc., a provider of cash access services to the gaming industry

•Served as Chairman and Chief Executive Officer of Cash Systems, Inc. from January 2005 until August 2008
•Held various positions in the gaming industry, including Vice Chairman of the Board of Casino Data Systems, President and Chief Executive Officer of Anchor Gaming, Director of Development for Circus Circus Enterprises (later Mandalay Bay Group), President of Casino Windsor at the time of its opening in Windsor, Ontario, and also has provided various consulting services

•Served as Member and Chairman of the Nevada Gaming Control Board from January 1985 to December 1988
•Former Chief Deputy Attorney General of the State of Nevada from June 1984 to January 1985
•Serves as Chairman of the Board of Directors of Employers Holdings, Inc. (NYSE: EIG), a holding company whose subsidiaries are engaged in the commercial property and casualty industry, since January 2000, but will not stand for re-election upon expiration of his current term on May 28, 2020

•Serves as a member of the Board of Directors of VICI Properties Inc. (NYSE: VICI) since October 2017
•Serves as a member of the Board of Seminole Hard Rock Entertainment, LLC since 2008
DIRECTOR QUALIFICATIONS
Mr. Rumbolz’s vast experience in, and knowledge of, the highly-regulated gaming industry, both as an operator and as a regulator, as well as his experience in the cash access business, and skills gained from previous and current public and private board service, are valuable to our Company and our Board.

Ronald V. Congemi INDEPENDENT Age: 73 Director Since: 2013 Committees: Audit, Compensation, Nom Gov
BACKGROUND
•Active member of the Philadelphia Federal Reserve’s Consumer Finance Institute
•Served as a member of the Board of Directors of Clearent LLC, a merchant processing company, from 2007 to 2015
•Served as consultant to the Acxsys Corporation of Canada, the operating arm of the Interac debit network of Canada from 2009 to 2011
•Paid advisor to the Gerson Lehrman Group, a global advisory firm
•Served as the Chief Executive Officer of First Data’s Debit Services Group (which was acquired by KKR and Co. in 2008, and subsequently by Fiserv in 2019) from 2004 until his retirement in 2009
•Served as Senior Vice President of Concord EFS, Inc., a payment and network services company (which was acquired by First Data Corporation in February 2004), and Concord’s Network Services Group from 2001 to 2004

•Founded Star Systems, Inc., an ATM and Personal Identification Number, or PIN, debit network in the United States (which was acquired by Concord EFS, Inc. in 2001), and served as its President and Chief Executive Officer from 1984 to 2009

DIRECTOR QUALIFICATIONS
Mr. Congemi is valuable to our Board due to his extensive management experience in the payments industry.

BOARD AND CORPORATE GOVERNANCE MATTERS
Corporate Governance Philosophy
The business and affairs of the Company are managed under the direction of the Board in accordance with the Delaware General Corporation Law, as implemented by the Company’s Certificate of Incorporation and Bylaws. The role of the Board is to effectively oversee the affairs of the Company for the benefit of its stockholders and other constituencies. The Board strives to guide the success and continuity of business through the selection of qualified management. It is also responsible for reviewing the Company’s compliance programs so that the Company’s activities are conducted in a responsible and ethical manner. The Company is committed to having sound corporate governance principles. Highlights of our corporate governance structure and policies include:

WHAT WE DO

87% Independent Directors. Seven of our eight directors have been determined by us to be "independent" as defined by the SEC and NYSE listing standards, which the Board has adopted as our standards.

25% Female Directors. Two of our eight directors are female.

"Plurality-Plus" Voting for Directors. Director nominees are elected by the highest number of shares cast "for" a director (mandatory resignation policy for nominees who fail to receive an affirmative majority of votes cast).

Independent Chairman. Our Chairman of the Board is an independent director, which we believe preserves a greater role for the non-employee directors in setting agendas and establishing priorities and procedures for the work of the Board, as well as enables the independent directors to raise issues and concerns for Board consideration without immediately involving management.

Entirely Independent Committees. All seven members of our Audit, Compensation, and Nom Gov Committees are independent.

Audit Committee Financial Experts. Five of the seven members of our Audit Committee qualify as an "audit committee financial expert" as defined by the SEC. The remaining two members qualify as "financially literate."

Board and Committee Authority to Engage Independent Advisors.

All Directors Attended at Least 75% of Board and Respective Committee Meetings. Each director attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all Committees of the Board on which he or she serves held during 2019.

Limitations on Outside Public Company Board Service.

- Our independent directors may not serve on more than three boards of public companies in addition to the Company's Board or on more than two audit committees of public companies, including the Company's Audit Committee, unless otherwise approved by the Board.

- A director who is Chief Executive Officer of the Company should not serve on more than three boards of public companies, including the Company's Board.

Annual Board and Committee Self-Evaluations. Our Board and Committee members conduct self-evaluations at least annually to determine whether the Board and its Committees are functioning effectively.

Ongoing Board Refreshment Planning. Periodic review of our Board's composition to create the right mix of skills, background, and tenure.

Executive Succession Planning Process. Our Board oversees Chief Executive Officer and senior management succession planning, which is reviewed at least annually.

Code of Business Conduct, Standards and Ethics (and related training). We have adopted a Code of Business Conduct, Standards and Ethics for our non-employee directors and all employees and provide training on compliance.

Regular Executive Sessions of Independent Directors. Our independent directors regularly meet in executive session without management's participation.

WHAT WE DON'T DO

No Related Person Transactions. For fiscal year 2019, we did not have any significant related party transactions.

No Hedging of Our Securities. Our officers and directors are prohibited from engaging in any hedging or other speculative trading in our stock.

No Pledging of Our Securities. Our officers and directors are prohibited from pledging our stock to secure loans of any type.

No Repricing of Stock Options without Stockholder Approval.

No Cash Buyouts of Underwater Stock Options without Stockholder Approval.

No Tax Reimbursements for Perquisites.

No Poison Pill. We do not have a "poison pill" or stockholder rights plan.

Corporate Governance

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines that reflect the Board's commitment to monitoring the effectiveness of policy and decision making both at the Board and management level, with a view to enhancing stockholder value over the long term.

The Corporate Governance Guidelines address, among other things, director qualification standards and the director selection process, and voting and administration of election of directors; director responsibilities, time commitments, director orientation and continuing education, and meeting attendance requirements; equity ownership policy; Board access to management and independent advisors; annual reviews of Board and committee charters, and annual performance evaluations of directors and the Chief Executive Officer.

Code of Business Conduct, Standards and Ethics

Supplier Code of Conduct

We have adopted a Supplier Code of Conduct to reinforce our commitment to the improvement of economic, environmental, and social conditions through our business activities and within the scope of our capabilities.

Insider Trading Policy

We have adopted an Insider Trading Policy and under our Insider Trading Policy, directors and executive officers, as well as other designated employees, are prohibited from engaging in the following activities with respect to the Company's Common Stock:

Clawback Policy

Whistleblower Policy & Hotline

Procedures for (i) the receipt, retention and treatment of complaints regarding improper or questionable accounting internal controls or auditing matters or practices, and (ii) the confidential, anonymous submission of such complaints are set forth in the Company's Code of Business Conduct, Standards and Ethics. In order to facilitate the submission of such complaints, we have implemented a secure whistleblower hotline and website. The whistleblower hotline and website are operated by an independent service provider and are available for the anonymous submission of complaints. The Code of Business Conduct, Standards and Ethics is available on our website at ir.everi.com/investor-relations/corporate-governance/governance-documents.

Corporate Governance Policies
Stockholders may access the Board Committee charters, our Code of Business Conduct, Standards and Ethics, our Corporate Governance Guidelines, and Clawback Policy in the Corporate Governance section of the “Investors” page on our website at ir.everi.com/investor-relations/corporate-governance/governance-documents. Copies of our Board Committee charters, Code of Business Conduct, Standards and Ethics, Corporate Governance Guidelines, and Clawback Policy will be provided to any stockholder upon written request to the Corporate Secretary, Everi Holdings Inc., 7250 South Tenaya Way, Suite 100, Las Vegas, Nevada 89113, or via e-mail to secretary@everi.com.
Environmental Sustainability and Social Responsibility
Overview
We believe that environmental sustainability and social responsibility are key components to driving and maintaining stockholder value. We take our environmental and social responsibilities seriously, and we are continuously exploring ways to strengthen our culture and corporate responsibility framework.
Through our Nom Gov Committee, our Board oversees the Company’s corporate Environmental Sustainability and Social Responsibility efforts. Our Nom Gov Committee regularly reviews policies, goals, and initiatives related to environmental sustainability, building corporate culture (including diversity and inclusion), supporting our communities, and executing on our human capital management strategy (including corporate culture initiatives, career development, and employee feedback).
Environmental Sustainability
We have initiated a number of company-wide programs in place to protect the environment, including engaging recycling partners for industrial material packaging used in the manufacture of our products, such as cardboard, electronics, pallets, batteries, packaging materials, and metals, as well as for consumer paper, plastics and aluminum in all of our facilities. Additionally, we have reduced our overall consumption of manufacturing parts in our Games business through the refurbishment and redeployment of between 18-25% of piece parts and electronic gaming machines each fiscal quarter during 2019.
We are committed to improving our use of electricity and water to drive down overall usage through efficient technologies. We have installed motion-activated lights and faucets, low-flow toilets, and drinking water filtration systems in most of our 14 facilities, with plans to implement these technologies in all of our North American facilities by the end of 2022.
Social Responsibility
The Company understands that our long-term success depends in great part on our ability to create and sustain a corporate culture that fosters a positive work environment. We believe our focus on employee health and safety, diversity and inclusion, talent strategies that promote career development and employee feedback has, and will continue to, contribute to the Company’s overall performance and its future growth.
COVID-19
Our commitment to the safety and health of our customers and workforce also guides us as we address the unprecedented challenges of COVID-19 we are all now facing. Our focus from the outset has been on our people. We have proactively taken actions to protect our employees and their families from potential virus transmission. As early as February 2020, we began communicating to our employees regarding World Health Organization and Centers for Disease Control and Prevention guidance and providing cleaning supplies and sanitizing stations to promote workplace health and safety, later expanding these communications to include travel restrictions and work-from-home programs, prior to the issuance of various governmental stay-at-home mandates.
For our furloughed employees, the Company is covering the cost of health benefit plans through June 30, 2020, and implemented a Board-approved, Company-funded employee disaster relief fund to provide further assistance to our team members.
As the requirements of governmental stay-at-home orders and guidance begin to lift, we have also implemented a safe workplace program to provide, among other things, workplace health, hygiene, sanitization, and social distancing guidance in anticipation of a phased return to the workplace plan.
We believe our efforts have positioned the Company to remain safe and healthy in this difficult time.
Diversity and Inclusion
The Company is committed to a policy of inclusiveness and actively seeks out highly qualified diverse candidates, including race, gender, ethnicity, veteran status, and similar varied experiences. We have implemented manager awareness training and recruiter training programs focused on reducing unconscious bias, recognizing value in differentiated experiences, and accepting and including all voices.

In furtherance of these commitments, we launched our Women’s Leadership Initiative (“WLI”) program in 2017 to develop and advance gender diversity throughout the organization, and to create opportunities and a path for advancement for our female employees. WLI is committed to promoting and advocating for gender diversity at all levels of leadership through awareness, development, and inspiration, recruiting high-potential female candidates from all areas of the Company.
Community
We aim to bring positive, lasting change to the communities in which we operate. We made direct contributions of over $300,000 in 2019, as well as indirect contributions, including collaborating with nonprofit organizations, in-kind gifts, and employee volunteerism. Throughout each year, our employees dedicate their time, energy, and/or financial resources to create positive change in their communities. In the past, we have supported opportunities for youth, underserved families, senior citizens, veterans, animal shelters, and disaster relief efforts.
In addition, to further our commitment to community and provide our casino operator customers a means to also compliment their own corporate social responsibility initiatives, the Company has developed the Everi Cares™ Giving Module, a platform which allows casino patrons to donate change from redeemed vouchers. Our customers and their patrons have embraced simple concept of the Giving Module and the potential each donation of that little bit of change can make. To date, our customers’ patrons have made more than $700,000 in donations to approximately 65 regional and national charities through our Giving Module.
Responsible Gaming
Over the years, the Company has worked with dozens of leading responsible gaming associations across the globe to develop a set of comprehensive tools to help prevent problem gamblers from obtaining funds in a casino. The Company’s initiatives and Everi’s Self Transaction Exclusion Program (“STeP”) enable casinos to enhance their promotion of responsible gaming while helping them comply with local laws, customs, and culture in the prevention of problem gambling.
In addition, to further our commitment to Responsible Gaming and to provide our casino operator customers a toolset to efficiently maintain compliance with various tax reporting and anti-money laundering requirements, the Company has developed Everi Compliance® AML, a platform with features such as quick alerts, currency transaction and suspicious activity report filing, auditable logging, and tax form generation.
Human Capital Management
Everi believes that a key driver to our current and future success is our ability to attract and retain talented individuals and are committed to continuing to develop and implement programs and benefits in furtherance of this focus.
Corporate Culture Initiatives
Starting in 2019, we began a campaign to refresh our mission statement and core values. After reviewing the historical core values from our legacy companies, we surveyed our employees for feedback on what it means to work for Everi. We launched our WHY campaign, inspired by Simon Sinek’s TED talk concept of “Start with the WHY”, to encourage our employees to share their own WHYs with their colleagues and customers. In 2020, we similarly launched our refreshed mission statement and core values, focused on collaboration, integrity, valuing diversity, innovation, and embracing positive attitudes.
Career Development
In addition to launching WLI in 2017, Everi launched the first phase of the Everi Leadership Training (“ELT”) program in 2019 to provide employees training and related resources in a wide variety of leadership skills topics such as conflict management, delegation, talent acquisition, employee relations, and compliance. Additionally, to supplement their career development goals, we encourage employees to pursue external education and certification opportunities, many of which are eligible for cost and tuition reimbursement by the Company.
Employee Engagement
We value continuous dialogue with our employees about their experiences. We have several employee feedback mechanisms including our annual GLINT employee opinion survey, which had more than an 88% participation rate in 2019. Each year we directly address employee feedback through these mechanisms such as implementing quarterly Company-wide Town Hall meetings, and the addition or revision of specific benefits in response to employee requests. Since we launched our GLINT opinion surveys in 2018, we have recognized a 20% increase in participation rates, reflecting what we believe is increasing employee confidence that their responses will lead to action by management, and have launched similar annual employee surveys related to employee benefits and other workplace concerns.

CORPORATE GOVERNANCE
Board Leadership Structure
Our Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. Our Board is chaired by Mr. Kilburn, one of our independent directors. Mr. Kilburn’s service as Chairman enhances the Board’s independent oversight of management, while continuing to provide the effective leadership necessary for our Chairman. During his 14-year tenure as a member of our Board, Mr. Kilburn has acquired a deep knowledge of our history and culture as well as the issues, opportunities, and challenges facing our business.
Currently, we separate the roles and responsibilities of the Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles and to promote the balance between the Board’s independent authority to oversee our business and determine long-term strategy, and the Chief Executive Officer’s implementation and execution with his management team of our strategic direction and oversight of the day-to-day operations and performance of the Company.
The Chairman of the Board:
☑ Generally presides at meetings of the Board (including all executive sessions);
☑ Serves as the liaison between the Chief Executive Officer and the independent and non-employee directors;
☑ Establishes the agenda and presides at executive sessions of the independent and non-employee directors;
☑ Generally, approves information provided to the Board; and
☑ In conjunction with the Compensation Committee, reviews and approves corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s compensation based upon such evaluation, and communicates with the Chief Executive Officer regarding the foregoing.

The Board’s Role in Overseeing Cyber-Risk
We employ multiple methods and technologies to secure the Company’s computing environment and maintain the confidentiality, integrity, and availability of our information assets. Our Board has delegated to the Audit Committee the responsibility to oversee the Company’s Information Security Program and cyber-security risk. Specifically, subject to oversight by the full Board, the Audit Committee periodically receives reports from the Company’s Chief Information Security Officer, or CISO, on the Company’s cyber-risk profile and information security initiatives. The Company’s Information Security Program is administered by the CISO, who maintains a direct reporting line to both the Audit Committee and the Board. At least annually, the Audit Committee receives a formal, enterprise-wide information technology and cyber-security risk assessment and reviews and recommends the Company’s information security program supporting policies to the full Board for evaluation and approval. The Audit Committee regularly reviews and discusses the Company’s technology strategy with the CISO and recommends the Company’s strategic technology plan to the full Board for evaluation and approval. In addition, the Board regularly receives information about these topics from the chair of the Audit Committee, the CISO and management, and is apprised directly of incidents exceeding certain risk tolerances.
Executive Sessions of Independent Directors
Pursuant to our Corporate Governance Guidelines and the NYSE listing standards, in order to promote open discussion among non-employee directors, our non-employee directors regularly meet in executive sessions of non-employee directors. The executive sessions occur after each regularly scheduled meeting of the entire Board and at such other times that the non-employee directors deem necessary or appropriate.
Director Attendance at Meetings of the Board and its Committees and Annual Meeting of Stockholders
Our Board held a total of ten (four regular and six special meetings) during the year ended December 31, 2019. During 2019, each director attended at least 75% of the aggregate of the total number of meetings of our Board and the total number of meetings held by all Board committees on which such person served.
All of our serving directors attended our 2019 annual meeting held on May 21, 2019. We do not have a formal policy regarding director attendance at annual meetings; however, our directors are expected to attend all Board and committee meetings, as applicable, and to meet as frequently as necessary to discharge their responsibilities.

99%

Attendance at 2019
Board / Committee Meetings

Director Independence
Our Corporate Governance Guidelines provide that a majority of our directors serving on our Board must be independent as required by, and defined by, the rules, regulations, and listing qualifications of the NYSE. In general, a director is deemed independent if the director has no relationship to us that may interfere with the exercise of the director’s independence from management and our Company. Our Board, after broadly considering all relevant facts and circumstances regarding the past and current relationships, if any, of each director with the Company, has affirmatively determined that all of the Company’s non-employee directors, Messrs. Kilburn, Judge, Fox, Congemi, Bali, and Mses. Raney and Mullarkey, are independent directors, and determined that there are no material relationships that would interfere with the exercise of such directors’ independent from management and our Company.

In making these independence determinations, our Nom Gov Committee reviewed and presented to the Board to consider, the following relationships and transactions, which the Board found did not affect the independence of the applicable director:
•Atul Bali. Mr. Bali is (i) a senior advisor to a gaming technology company that is a majority owner of one of Everi’s competitors; (ii) an advisor to an online instant win gaming company that is a current licensor of Everi content, and a holder of stock options totaling approximately 4% of that company’s outstanding shares; (iii) an advisor to a developer, publisher, and licensor of mobile games that licenses Everi games; and (iv) an advisor to a financial software company that is a Remote Gaming Server platform provider for multiple content providers.
Regular Board and Committee Evaluations
The Board and the Audit, Compensation, and Nom Gov Committees have an annual evaluation of the Committees and of the Board as a whole. In 2019, there was an evaluation process for the Audit Committee and a combined evaluation process for the Board and its Committees, which focused on their roles and effectiveness, as well as fulfillment of their fiduciary duties. The evaluations were completed anonymously to encourage candid feedback. The results of the evaluations are reported to and reviewed by the full Board. Each Committee and the Board was satisfied with its performance and considered itself to be operating effectively, with appropriate balance among governance, oversight, strategic, and operational matters.
BOARD OF DIRECTORS AND COMMITTEES
The Board of Directors
Our Board has three standing Committees: the Audit Committee, the Compensation Committee, and the Nom Gov Committee. In addition, from time to time, special committees may be established under the direction of the Board when necessary to address specific issues. The composition of the Board Committees complies with the applicable rules of the SEC, the NYSE, and applicable law. Our Board has adopted written charters for its Audit Committee, Compensation Committee, and Nom Gov Committee.
The table below depicts, among other things, Committee membership during fiscal year 2019, the current Committee membership as of the date of this Proxy Statement, as well as the number of times the Committees met during fiscal year 2019. Our Board believes that at this time, it is appropriate for each of the Board’s non-employee/independent directors to serve on each of our Committees. This approach encourages focused discussions that benefit from the variety of perspectives and experiences represented by each of our non-employee directors. Our Board also benefits from a majority of members being apprised of Committee activities, which allows for the Board to respond quickly as needed to issues that arise. Our Board has determined that each of the members of our standing Committees identified below was “independent,” as defined under and required by the rules of the SEC and the NYSE.

Name	Independent	Audit	Compensation	Nom Gov Committee	# of Other Public Company Boards
E. Miles Kilburn	✓	●	●	●	0
Geoffrey P. Judge	✓	●	Chair	●	0
Ronald V. Congemi	✓	●	●	●	0
Eileen F. Raney	✓	●	●	Chair	0
Linster W. Fox	✓	Chair	●	●	0
Maureen T. Mullarkey	✓	●	●	●	1
Atul Bali	✓	●	●	●	2
Michael D. Rumbolz(1)					2(2)
___________________
(1) Since February 2016, when he became our Interim President and Chief Executive Officer (prior to becoming our President and Chief Executive Officer in June 2016) and currently, since April 1, 2020, serving as Chief Executive Officer and Director, Mr. Rumbolz has not served as a member of any Committees of the Board.
(2) Mr. Rumbolz currently serves as Chairman of the Board of Directors of Employers Holdings Inc., but will not stand for re-election upon expiration of his current term on May 28, 2020.
Audit Committee
Our Audit Committee is comprised entirely of directors who satisfy the standards of independence established under the applicable SEC rules and regulations, NYSE listing standards, and our Corporate Governance Guidelines. Also, each member of our Audit Committee satisfies the financial literacy requirements of NYSE listing standards.

MEMBERS	The Audit Committee has responsibility to, among other things, review and discuss with management and our independent auditor, each, as appropriate:
Linster W. Fox (Chair)*
▪the integrity of our financial statements in accordance with generally accepted accounting principles (“GAAP”) and applicable rules and regulations of the SEC and the NYSE, including the Company’s annual and quarterly audited financial statements;
▪the performance and adequacy of the Company’s internal audit function and internal auditor;
▪policies with respect to risk assessment and risk management, including information technology risks (inclusive of but not limited to data privacy and security issues) and material financial risk, and the steps management has taken to monitor and control such exposures (further detail about the role of the Audit Committee in risk assessment and risk management is included in the section entitled “BOARD AND CORPORATE GOVERNANCE MATTERS — Board Role in Risk Oversight” above);
▪the performance and independence of the Company’s independent auditor;
▪our compliance with certain legal and regulatory requirements, including reports from the Company’s independent auditor in connection with the preparation of the Company’s financial statements; and
▪related-party transactions.

E. Miles Kilburn*
Geoffrey P. Judge**
Ronald V. Congemi**
Eileen F. Raney*
Maureen T. Mullarkey*
Atul Bali*

Meetings in 2019: 4

* “Audit Committee Financial Expert” in accordance with NYSE listing standards

** “Financially Literate” in accordance with NYSE listing standards
Compensation Committee
Our Compensation Committee is comprised entirely of directors who satisfy the standards of independence established under the applicable SEC rules and regulations, NYSE listing standards, and our Corporate Governance Guidelines.

MEMBERS	Pursuant to its charter, the purposes of the Compensation Committee are to, among other things:
Geoffrey P. Judge (Chair)
▪oversee the responsibilities of our Board relating to compensation of our directors and executive officers;
▪produce the annual Compensation Committee Report for inclusion in our proxy statement and Annual Report on Form 10-K, as applicable, per applicable rules and regulations; and
▪design, recommend, and evaluate our director and executive compensation plans, policies, and programs.

E. Miles Kilburn
Ronald V. Congemi
Eileen F. Raney
Linster W. Fox
Maureen T. Mullarkey
Atul Bali
In addition, our Compensation Committee works with our executive officers, including our Chief Executive Officer, to implement and promote our executive compensation strategy. See “EXECUTIVE COMPENSATION — Compensation Discussion and Analysis” for additional information on our Compensation Committee’s processes and procedures for the consideration and determination of executive compensation. According to its charter, our Compensation Committee has the sole authority, at our expense, to retain, terminate, and approve the fees and other retention terms of outside consultants to advise our Compensation Committee in connection with the exercise of its powers and responsibilities.

Meetings in 2019: 6
Compensation Committee Interlocks and Insider Participation
During fiscal year 2019, no member of the Compensation Committee was, or formerly was, an officer or employee of the Company or its subsidiaries. During fiscal year 2019, no interlocking relationship existed between any member of the Company’s Board or Compensation Committee, and any member of the board or compensation committee of any other company, nor has such interlocking relationship existed in the past.
Nom Gov Committee
Our Nom Gov Committee identifies individuals qualified to become members of our Board, makes recommendations to our Board regarding director nominees for the next annual general meeting of stockholders, and develops and recommends corporate governance principles to our Board. Our Nom Gov Committee, in its business judgment, has determined that it is comprised entirely of directors who satisfy the applicable standards of independence established under the SEC’s rules and regulations, NYSE listing standards, and our Corporate Governance Guidelines. For information regarding our Nom Gov Committee’s policies and procedures for identifying, evaluating, and selecting director candidates, including candidates recommended by stockholders, see “Director Candidate Qualification and Nomination Process” below.

MEMBERS	Pursuant to its charter, the purposes of the Nom Gov Committee are to, among other things:
Eileen F. Raney (Chair)
▪compile and present to the Board potential criteria for prospective members of our Board, conduct candidate searches and interviews, and formally propose the slate of directors to be elected at each annual meeting of our stockholders;
▪advise our Board about appropriate composition and compensation of our Board and its committees;
▪develop and recommend to our Board adoption of our Corporate Governance Guidelines, our Code of Business Conduct, Standards and Ethics and our policies with respect to conflicts of interest;
▪make recommendations to the Board as to the membership of committees of the Board;
▪oversee and evaluate our Board and management; and
▪monitor our compliance with applicable laws, rules, and regulations.
In addition, our Nom Gov Committee works with our executive officers, including our Chief Executive Officer, to implement and promote our director compensation strategy. See “Director Compensation” for additional information on our Nom Gov Committee’s processes and procedures for the consideration and determination of director compensation. According to its charter, our Nom Gov Committee has the sole authority, at our expense, to retain, terminate, and approve the fees and other retention terms of outside consultants to advise our Nom Gov Committee in connection with the exercise of its powers and responsibilities.

E. Miles Kilburn
Geoffrey P. Judge
Ronald V. Congemi
Linster W. Fox
Maureen T. Mullarkey
Atul Bali

Meetings in 2019: 5

The duties and responsibilities of each of our standing committees are more fully described in their respective charters, which are available at the Corporate Governance section of the “Investors” page on our website at ir.everi.com/investor-relations/corporate-governance/governance-documents.
Director Candidate Qualification and Nomination Process
Director Selection Process. Our Nom Gov Committee is responsible for recommending director candidates and nominees to the full Board, in collaboration with the Chairman of the Board.
As provided in the charter of the Nom Gov Committee, nominations for director may be made by the Nom Gov Committee or by a stockholder of record entitled to vote. The Nom Gov Committee will consider and make recommendations to the Board regarding any stockholder recommendations for candidates to serve on the Board. The Nom Gov Committee does not consider stockholder recommended candidates differently than other candidates. Stockholders wishing to recommend candidates for consideration by the Nom Gov Committee may do so in accordance with the instructions set forth under “When are stockholder proposals due for the 2021 Annual Meeting of Stockholders?” in the “FREQUENTLY ASKED QUESTIONS” section of this Proxy Statement.
Our Nom Gov Committee seeks to identify candidates based on input provided by a number of sources, including (i) other members of the Board, (ii) officers and employees of the Company, and (iii) stockholders of the Company.
Our Nom Gov Committee will also seek ongoing input from the incumbent directors and the Chief Executive Officer, with the goal of identifying and informally approaching possible director candidates in advance of actual need. The Company does not pay any third party to identify or assist in identifying or evaluating potential nominees. The Board shall itself determine in each case the manner by which an invitation to join the Board shall be extended to director nominees, other than those nominated directly by the Company’s stockholders.

DIRECTOR QUALIFICATIONS
Key factors that the Nom Gov Committee considers when determining whether to recommend directors for nomination include:
•Experience — Particular skills and leadership that are relevant to the Company’s industry
•Diversity — Diversity of background, race, gender, qualifications, attributes, and skills
•Age and Tenure — The age and Board tenure of each incumbent director
•Board Size — The Nom Gov Committee periodically evaluates the size of the Board, depending on the Board’s needs
•Board Independence — Independence of candidates for director nominees, including the appearance of any conflict in serving as a director
•Board Contribution — Integrity, business judgment, and commitment
•Willingness to Continue to Serve — As applies to current directors if re-nominated

A detailed description of the criteria used by the Nom Gov Committee in evaluating potential candidates may be found in the charter of the Nom Gov Committee which is available at the Corporate Governance section of the “Investors” page on our website at ir.everi.com/investor-relations/corporate-governance/governance-documents.

HOW WE BUILD OUR BOARD

The Board continuously identifies potential director candidates in anticipation of retirements, resignations, or the need for additional capabilities. This chart describes the ongoing Nom Gov Committee process to identify highly qualified candidates.

1 Consider Current Board Core Competencies & Strategic Needs

Endeavor that the Board is strong in core competencies of strategic oversight, corporate governance, stockholder advocacy, and leadership and has diversity of expertise and perspective that, collectively, enable the Board to perform its oversight function effectively.

2 Consider Qualified Candidates

Look for exceptional candidates that possess integrity, independent judgment, substantial business experience, diversity, and a skill set to meet existing or future business needs.

3 Check Conflict of Interest References

All candidates are screened for conflicts of interest, and the ability to secure relevant licenses required.

4 Nom Gov Committee

Consider shortlisted candidates; after deliberations, Nom Gov Committee recommends candidates for election to the Board.

5 Full Board

Engage with shortlisted candidate(s); dialogue and decision with a commitment to diverse backgrounds, expertise, and skills, and range of tenures.

6 Regulatory Licensing Process

Initiate and complete regulatory approval process in all applicable jurisdictions.

Outcome

Added one highly-qualified female director in March 2018

Expanded the number of directors to serve on the Board from seven to eight members; and added one highly-qualified independent director, self-identified as ethnically diverse in November 2019

Board Diversity
Our Board believes that the Company’s directors should possess a combination of skills, professional experience, expertise, and diversity of backgrounds necessary to enable the Board to perform its oversight function effectively. Our Board maintains there are certain attributes every director should possess, as reflected in the Board’s membership criteria as discussed above in the “Director Selection Process.” Accordingly, our Board and our Nom Gov Committee consider the qualifications of directors and director candidates individually, and in the context of the Board’s overall composition, and the Company’s current and anticipated future needs. The Board assesses the effectiveness of this goal as part of its annual evaluation process.
In June 2019, the Company was named a Winning ‘W’ Company by 2020 Women on Boards for achieving at least 20 percent women on its board of directors before the year 2020. Mses. Raney and Mullarkey have served on the Company’s Board beginning in 2016 and 2018, respectively.
Board Refreshment
As a result of healthy refreshment of the Board, the current tenure, independence, and diversity composition of our Board is as follows:

Ethnicity

- **19% Ethnic Diversity***

** Self-identified*

Tenure

- 50% 0-5 Years
- 25% 6-10 Years
- 25% 10+ Years

We periodically review our Board’s composition to consider whether we have the right mix of skills, background, and tenure for the Company. Our Board currently consists of eight directors divided into three equal classes, who each serve a three-year term. The background and skills of these directors contribute significantly to the Company’s strategy for future growth and long-term value creation.
Our Board also believes that directors develop an understanding of the Company and an ability to work effectively as a group over time that provides substantial value and a significant degree of continuity year-over-year beneficial to our stockholders.

Retirement Age
The Board has established a retirement age policy of 75 years for directors, as reflected in our Corporate Governance Guidelines. The Board believes that it is important to monitor its composition, skills, and needs in the context of the Company’s long-term strategic goals, and, therefore, may elect to waive the policy as it deems appropriate. The Board believes it is important to balance refreshment with the need to retain directors who have developed, over time, significant insight into the Company and its operations, and who continue to make valuable contributions to the Company that benefit our stockholders.
Director Compensation
Pursuant to the authority granted to it in its charter, the Nom Gov Committee may engage an independent compensation consultant. The consultant reports directly to the Nom Gov Committee, who may replace the consultant or hire additional consultants at any time.
In 2019, the Rewards Solutions practice at Aon plc (“Aon”) served as the Nom Gov Committee’s independent compensation consultant in connection with the committee’s responsibilities related to director compensation. The compensation consultant provides services to the Nom Gov Committee, including, but not limited to: advice on director compensation philosophy, incentive plan design, stockholder engagement, and proxy disclosure, among other compensation topics. The compensation consultant provides no additional services to the Company, other than the similar consulting services provided to the Compensation Committee as to executive compensation.
None of the Company’s management participated in the Nom Gov Committee’s decision to retain Aon; however, the Company’s management regularly interacted with Aon and provided information upon Aon’s request. Aon reported directly to our Nom Gov Committee with respect to director compensation matters, and the Nom Gov Committee may replace Aon or hire additional consultants at any time. Aon attended meetings of our Nom Gov Committee, as requested, and communicated with the Chair of the Nom Gov Committee between meetings; however, our Nom Gov Committee made all decisions regarding the compensation of the Company’s directors.
Our Nom Gov Committee regularly reviews the services provided by its outside consultants and believes that Aon is independent in providing director compensation consulting services. See also “Role of Compensation Consultants” in the “Compensation, Discussion and Analysis” section of this Proxy Statement.
Our Nom Gov Committee continues to monitor the independence of its compensation consultant on a periodic basis.
In 2019, our non-employee directors were compensated through equity awards and annual cash retainers for Board and Board Committee service, as follows:

	Annual Cash Retainer	Restricted Stock Units(1)
All non-employee Board Members	$75,000	12,646(2)
Chairman of the Board	$25,000	7,296(3)
Audit Committee Chair	$25,000	None
Audit Committee Member	$12,500	None
Compensation Committee Chair	$20,000	None
Compensation Committee Member	$10,000	None
Nom Gov Committee Chair	$15,000	None
Nom Gov Committee Member	$9,375	None
___________________
(1)Vest in equal installments on each of the first three anniversary dates of the grant date and settle on the earliest of the following events: (i) March 1, 2029 or, in the case of Mr. Bali, who was first appointed as a director in November 2019, November 4, 2029; (ii) death; (iii) the occurrence of a Change in Control (as defined in the Amended and Restated 2014 Plan), subject to qualifying conditions; or (iv) the date that is six months following the separation from service, subject to qualifying conditions.
(2)Represents equity units initially calculated based on a value of $130,000. The actual value at the date of grant is disclosed in the following table.
(3)Represents equity units initially calculated based on a value of $75,000. The actual value at the date of grant is disclosed in the following table.

The following table sets forth the compensation of our independent members of the Board for the fiscal year ended December 31, 2019:

Name	Fees earned or paid in cash	Stock awards(1)	Total
E. Miles Kilburn(2)	$131,875	$205,004	$336,879
Linster W. Fox(2)	119,375	130,001	249,376
Geoffrey P. Judge(2)	116,875	130,001	246,876
Eileen F. Raney(2)	112,500	130,001	242,501
Ronald V. Congemi(2)	106,875	130,001	236,876
Maureen T. Mullarkey(2)	106,875	130,001	236,876
Atul Bali(2)(3)	17,813	75,834	93,647
___________________
(1)Represents the fair value of the directors’ restricted stock unit awards in fiscal year 2019, as calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Stock Compensation. The time-based restricted stock units awards granted in 2019 to independent members of our Board vest in equal installments on each of the first three anniversary dates of the grant date and settle on the earliest of the following events: (i) March 1, 2029 or, in the case of Mr. Bali, who was first appointed as a director in November 2019, November 4, 2029; (ii) death; (iii) the occurrence of a Change in Control (as defined in the Amended and Restated 2014 Plan), subject to qualifying conditions; or (iv) the date that is six months following the separation from service, subject to qualifying conditions. For a discussion on the assumptions made in the valuation of the directors’ restricted stock unit awards, see the notes to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.
(2)At December 31, 2019, our independent directors had the following aggregate numbers of unvested restricted stock unit awards and shares underlying outstanding option awards:

Name	Unvested stock awards		Shares underlying option awards
E. Miles Kilburn	38,536	(i)	524,135
Linster W. Fox	24,437	(ii)	160,000
Geoffrey P. Judge	24,437	(iii)	334,424
Eileen F. Raney	24,437	(iv)	160,000
Ronald V. Congemi	24,437	(v)	335,000
Maureen T. Mullarkey	24,437	(vi)	—
Atul Bali	7,442		—

i.In addition to the unvested restricted stock units reported in the table, Mr. Kilburn holds 9,297 deferred stock units for which the time-based vesting requirement has been satisfied but that will only settle in shares of Common Stock in accordance with the provisions set forth in the grant notices.
ii.In addition to the unvested restricted stock units reported in the table, Mr. Fox holds 5,896 deferred stock units for which the time-based vesting requirement has been satisfied but that will only settle in shares of Common Stock in accordance with the provisions set forth in the grant notices.
iii.In addition to the unvested restricted stock units reported in the table, Mr. Judge holds 5,896 deferred stock units for which the time-based vesting requirement has been satisfied but that will only settle in shares of Common Stock in accordance with the provisions set forth in the grant notices.
iv.In addition to the unvested restricted stock units reported in the table, Mrs. Raney holds 5,896 deferred stock units for which the time-based vesting requirement has been satisfied but that will only settle in shares of Common Stock in accordance with the provisions set forth in the grant notices.
v.In addition to the unvested restricted stock units reported in the table, Mr. Congemi holds 5,896 deferred stock units for which the time-based vesting requirement has been satisfied but that will only settle in shares of Common Stock in accordance with the provisions set forth in the grant notices.
vi.In addition to the unvested restricted stock units reported in the table, Mrs. Mullarkey holds 5,896 deferred stock units for which the time-based vesting requirement has been satisfied but that will only settle in shares of Common Stock in accordance with the provisions set forth in the grant notices.
(3)Appointed to the Board, Audit, Compensation, and Nom Gov Committees effective November 4, 2019.
Due to the impact of the ongoing COVID-19 pandemic on the Company, and in connection with the temporary reduction in the base salaries of the Company’s executive employees discussed above, and the fact that the Company temporarily reduced the base salaries of a number of its salaried employees, effective as of March 30, 2020, the independent members of the Board elected to forgo 100% of their quarterly cash compensation for Board and related Committee services, effective as of April 1, 2020.
Chief Executive Officer and Senior Management Succession Planning
Our Board oversees Chief Executive Officer and senior management succession planning, which is reviewed at least annually. Our Chief Executive Officer, after consultation with other members of management, provides the Board with a list of key individuals with immediate impact, the critical area of such individual’s impact, short-term/interim action, and long-term action. Our Board reviews this information with our Chief Executive Officer. Further, our Board periodically reviews the overall composition of our senior management’s qualifications, tenure, and experience.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Review, Approval or Ratification of Transactions with Related Persons
Under written procedures adopted by the Board, any transaction that is required to be reported under Item 404(a) of Regulation S-K promulgated by the SEC must be reviewed, approved or ratified by the Audit Committee. The types of transactions subject to these procedures include, but are not limited to:
•the purchase, sale or lease of assets to or from a related person;
•the purchase or sale of products or services to or from a related person; or
•the lending or borrowing of funds from or to a related person.
Approval of transactions with related persons shall be at the discretion of the Audit Committee, but the Audit Committee shall consider:
•the consequences to the Company of consummating or not consummating the transaction;
•the extent to which the Company has a reasonable opportunity to obtain the same or a substantially similar benefit of the transaction from a person or entity other than the related person; and
•the extent to which the terms and conditions of such transaction are more or less favorable to the Company and its stockholders than the terms and conditions upon which the Company could reasonably be expected to negotiate with a person or entity other than the related person.
Further, our Code of Business Conduct, Standards and Ethics requires our non-employee directors and our officers and employees to raise with our General Counsel any material transaction or relationship that could reasonably be expected to give rise to a personal conflict of interest. Our Corporate Governance Guidelines also prohibit the Company’s making of any personal loans to directors, executive officers or their immediate family members.
Transactions with Related Persons
Since the beginning of fiscal year 2019, the Company did not engage in any transactions, and there are not currently proposed any transactions, or series of similar transactions, to which the Company was or will be a party, with related parties that required review, approval or ratification of the Audit Committee or any other Committee.
Stockholder Engagement and Outreach
We believe in providing transparent and timely information to our investors. Executive management and our Investor Relations team routinely communicates with stockholders on a variety of matters in various forums which may include:
•industry conferences;
•road-shows;
•meetings at our offices or at our stockholders’ offices;
•conference calls; and
•investor day events.
Throughout the year, we held meetings with many of our top institutional investors. In our meetings, we discussed a variety of topics that are important to investors, including industry trends, corporate governance, Company performance and operations, and short and long-term strategic direction.
Communication Between Interested Parties and Directors
Stockholders and other interested parties may communicate with individual directors (including the Chairman), the members of a Committee of the Board, the independent directors as a group or the Board as a whole by addressing the communication to the named director, the Committee, the independent directors as a group or the Board as a whole, c/o Corporate Secretary, Everi Holdings Inc., 7250 South Tenaya Way, Suite 100, Las Vegas, NV 89113, or via e-mail to secretary@everi.com. The Company’s Corporate Secretary will forward all correspondence to the named director, the Committee, the independent directors as a group or the Board as a whole, except for spam, junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or advertisements or patently offensive or otherwise inappropriate material. The Company’s Corporate Secretary may forward certain correspondence, such as product-related inquiries, elsewhere within the Company for review and possible response.
Relationships Among Directors or Executive Officers
There are no family relationships among any of the Company’s directors or executive officers.

Executive Employment Agreements
We are party to employment agreements with each of our named executive officers. The material terms of the employment agreements with our named executive officers are described under “EXECUTIVE COMPENSATION — Compensation of Named Executive Officers — Employment Contracts and Equity Agreements, Termination of Employment and Change in Control Arrangements.”
Director and Officer Indemnification Agreements
We have entered into an indemnification agreement with each of our directors and executive officers. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable. We have purchased and maintain insurance on behalf of all of our directors and executive officers against liability asserted against or incurred by them in their official capacities, whether or not we are required to have the power to indemnify them against the same liability.

EXECUTIVE OFFICERS
Set forth below is certain information regarding each of our current executive officers, other than Mr. Rumbolz, whose biographical information is presented under “Class II Directors Whose Terms Will Expire in 2022.”

Name	Age	Position
Michael D. Rumbolz	66	Chief Executive Officer
Randy L. Taylor	57	President and Chief Operating Officer
Dean A. Ehrlich	50	Executive Vice President, Games Business Leader
Darren D. A. Simmons	51	Executive Vice President, FinTech Business Leader
Mark F. Labay	48	Executive Vice President, Chief Financial Officer and Treasurer
Harper H. Ko	46	Executive Vice President, Chief Legal Officer, General Counsel and Corporate Secretary
David J. Lucchese	61	Executive Vice President, Sales, Marketing and Digital
Todd A. Valli	45	Senior Vice President and Chief Accounting Officer
Randy L. Taylor serves as our President and Chief Operating Officer effective as of April 1, 2020, having previously served as our Executive Vice President and Chief Financial Officer since March 2014, and as the Company’s Senior Vice President and Controller since November 2011.
Dean A. Ehrlich has served as our Executive Vice President, Games Business Leader since January 2017, having previously served as an Executive Consultant to the Company since August 2016. Prior to joining the Company, Mr. Ehrlich served in various senior executive positions with WMS Industries Inc., an electronic gaming and amusement manufacturer, from June 2003 through July 2015, which was acquired by Scientific Games Corporation in late 2013, including as Senior Vice President Global Gaming Operations.
Darren D. A. Simmons has served as our Executive Vice President, FinTech Business Leader since January 2019, having previously served as the Company’s Payments Business Leader from December 2017 through December 2018, Senior Vice President, Payments Solutions from January 2015 through November 2017, and Senior Vice President, International Business from August 2006 through December 2014.
Mark F. Labay has served as our Executive Vice President, Chief Financial Officer and Treasurer since April 1, 2020, having previously served as the Company’s Senior Vice President, Finance and Investor Relations since April 2014, among other responsibilities since August 2002.
Harper H. Ko has served as our Executive Vice President, Chief Legal Officer, General Counsel and Corporate Secretary since December 2017. Prior to joining the Company, Ms. Ko served as Deputy General Counsel, Gaming for Scientific Games Corporation, a leading gaming and lottery equipment and services supplier, from 2014 to 2017.
David J. Lucchese serves as our Executive Vice President, Sales, Marketing and Digital effective as of April 1, 2020, having previously served as our Executive Vice President, Digital and Interactive Business Leader since January 2017, our Executive Vice President, Games since January 2015, our Executive Vice President, Client Operations from March 2014 to January 2015, and our Executive Vice President, Sales from April 2010 to March 2014.
Todd A. Valli has served as our Senior Vice President and Chief Accounting Officer since September 2015. Preceding this appointment, Mr. Valli served as Vice President of Corporate Finance and Investor Relations for the Company, among other responsibilities since September 2011.

PROPOSAL 2
ADVISORY (NON-BINDING) VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (SAY ON PAY)
(Item No. 2 on the Proxy Card)

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

As required by Item 24 of Schedule 14A, we are asking for stockholder approval, on a non-binding, advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement, which disclosures include the disclosures under “Compensation Discussion and Analysis,” the compensation tables, and the narrative discussion following the compensation tables. This proposal, commonly known as a “Say on Pay” proposal, is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this Proxy Statement.
We believe that the Company has created a compensation program deserving of stockholder support. At our 2019 annual meeting of stockholders, over 99.7% of the votes cast supported our executive compensation program for 2019. Our Compensation Committee, which is responsible for designing and administering our executive compensation program, has designed our executive compensation program to provide a competitive and internally equitable compensation and benefits package that reflects Company performance, job complexity and the strategic value of the applicable position, while promoting long-term retention, motivation, and alignment with the long-term interests of the Company’s stockholders.
Please read “Compensation Discussion and Analysis” for additional details about our executive compensation program, including information about the 2019 compensation of our named executive officers.
The Board unanimously recommends that stockholders vote in favor of the following resolution:
“RESOLVED, that the stockholders of Everi Holdings Inc. approve, on a non-binding advisory basis, the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, set forth in the Company’s definitive proxy statement for the 2020 Annual Meeting of Stockholders.”
Approval of this non-binding, advisory “Say on Pay” resolution requires the affirmative vote of the holders of a majority of the votes cast at the Annual Meeting at which a quorum is present.
The vote on this proposal is non-binding and advisory in nature and will not affect any compensation already paid or awarded to any named executive officer, and it will not be binding on or overrule any decisions by our Board or our Compensation Committee. Nevertheless, our Board highly values input from our stockholders, and our Compensation Committee will carefully consider the result of this vote when making future decisions about executive compensation. The Board has adopted a policy of providing for annual “Say on Pay” advisory votes. Unless the Board modifies its policy on the frequency of holding “Say on Pay” advisory votes, the next “Say on Pay” advisory vote will occur in 2021.

EXECUTIVE COMPENSATION
The Company is a holding company, the principal asset of which is the capital stock of Everi Payments Inc. (“Everi FinTech”), and the capital stock of Everi Games Holding Inc. (“Everi Games Holding”), which is the parent of Everi Games Inc. (“Everi Games”). All of the executive officers of the Company are employees of Everi FinTech, other than Mr. Ehrlich who is an employee of Everi Games. All references in this Proxy Statement to executive compensation relate to the executive compensation paid by Everi FinTech or Everi Games to such executive officers.
Compensation Discussion and Analysis
The purpose of this Compensation Discussion and Analysis (“CD&A”) is to provide our stockholders with a clear understanding of our compensation philosophy and objectives, compensation-setting process, and 2019 compensation programs and decisions for our “named executive officers” or “NEOs.”
As of the date of this Proxy Statement, the Company’s operations have been significantly impacted by the global coronavirus COVID-19. The decisions and resulting payments described in this CD&A were made in the normal course in early 2020, prior to the full extent of the COVID-19 pandemic becoming known. The Compensation Committee will consider the business and financial impact of COVID-19 on the Company, our stockholders, and our employees in evaluating 2020 performance. In addition, the Compensation Committee established 2020 short-term incentive plan performance targets prior to the full extent of the COVID-19 pandemic being known but had not yet determined long-term incentive plan targets. The Board, in conjunction with recommendation from the Compensation Committee, has the authority to make adjustments to performance awards, including equitable adjustments to performance targets in recognition of unusual or non-recurring events affecting the Company or the financial statements of the Company, in response to changes in applicable laws or regulations or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles.
Numerous uncertainties have been created by the COVID-19 outbreak, and certain aspects of our compensation programs, may later be revised or modified once the Compensation Committee has had the opportunity to fully evaluate the impact of the COVID-19 outbreak on our business. The Compensation Committee will carefully consider the unique set of challenges created by COVID-19 in connection with administering our 2020 compensation programs so that we can continue to retain and incentivize our leadership team during this unprecedented time. The health and safety of our employees and the communities in which we operate continue to be the Company’s paramount concern, and our Board, the Compensation Committee and executive leadership team will continue to monitor the impacts of COVID-19 on our business.
As noted above, the compensation that we paid to our NEOs in 2019 and the compensation decisions that we made in early 2020 predated the recent global outbreak of COVID-19. As a result, these compensatory decisions did not take into account the potential impact of the outbreak of COVID-19 on our business or our future results of operations. While we cannot predict the ultimate extent of the impact that COVID-19 will have on us, our Compensation Committee is continuously evaluating the situation in conjunction with our Board and may exercise its discretion in amending or adjusting the compensation of our executive officers in light of recent developments.
The following CD&A describes the philosophy, objectives, and structure of our 2019 executive compensation program. This CD&A is intended to be read in conjunction with the Compensation of Named Executive Officers section contained within this Executive Compensation portion of the proxy, which provides further historical compensation information for our following NEOs as of December 31, 2019:

Name	Current Title
Michael D. Rumbolz(1)	Chief Executive Officer and former President
Randy L. Taylor(2)	President and Chief Operating Officer and former Executive Vice President and Chief Financial Officer
Dean A. Ehrlich	Executive Vice President, Games Business Leader
Edward A. Peters(3)	Former Executive Vice President, Sales and Marketing
Darren D. A. Simmons	Executive Vice President, FinTech Business Leader
___________________
(1) Mr. Rumbolz also served as our President until April 1, 2020.
(2) Mr. Taylor served as our Executive Vice President and Chief Financial Officer from March 2014 until April 1, 2020.
(3) Mr. Peters served as our Executive Vice President, Sales and Marketing until March 31, 2020.

Quick CD&A Reference Guide

Executive Summary	Section I
Compensation Philosophy and Objectives	Section II
Compensation Decision Making Process	Section III
Compensation Competitive Analysis	Section IV
Elements of Compensation	Section V
Additional Compensation Practices and Policies	Section VI

I. Executive Summary
Throughout 2019, the Company continued to successfully implement strategies to stabilize the business and strengthen the Company going forward. This has included improving efficiencies, innovating new content, and increasing infrastructure related to information technology and security systems. The Company has also improved product offerings and currently has its most diverse portfolio of Games and FinTech solutions.
The Company’s executive compensation program is designed to pay for performance - that is, to reward executives in a manner that is proportionate to the achievement of pre-established goals. These goals may be expressed in terms of Company-wide performance, operating segment performance and/or individual performance.
2019 Performance Highlights
Throughout 2019 the Company executed on key initiatives which led to consistent improvement in financial performance which provides the foundation for future growth. Some highlights of our accomplishments in 2019:
•Total revenues increased by approximately $63.7 million, or 14%, to approximately $533.2 million;
◦Games segment revenues increased by approximately $24.1 million, or 19%;
◦FinTech segment revenues increased by approximately $39.6 million, or 19%;
•Reported Net Income of approximately $16.5 million, which is an increase of 34% compared to 2018;
◦Profitability driven by increased year-over-year revenues in both the Games and FinTech segments;
•Diluted Earnings per Share increased 24% to $0.21 in 2019;
•Completed two strategic acquisitions for certain loyalty assets to create new growth opportunity for patron loyalty; and
•Recognized by Global Gaming Business for Best Slot Product and Best Consumer-Science Technology Awards, and selected among Reader’s Choice 2019 Best Slots by the Southern California Gaming Guide.
2019 Compensation Program Highlights
Our business performance in 2019 has been reflected in our executive pay outcomes and Compensation Committee decisions for the year. For example:
•Performance-Based Compensation: Executive compensation includes substantial variable compensation components, including short-term incentive compensation in the form of annual incentive bonuses that are contingent upon achievement of certain financial targets as well as long-term incentive compensation in the form of both (i) performance-based equity grants that are contingent upon achievement of pre-determined revenue and Free Cash Flow (“FCF”) targets by December 31, 2021, and (ii) time-based equity grants for which full value can only be realized upon continued employment with the Company through the entirety of the four-year vesting period. FCF is defined as Adjusted Earnings Before Interest Taxes Depreciation and Amortization (“AEBITDA”) less cash interest expense, cash capital expenditures, cash placement fees, and cash income taxes, net of refunds.
•Short-Term Incentive Opportunities: In 2018, to better align our NEOs with the outcomes of our annual performance, target short-term incentive opportunities were increased from 50% to 75%, other than for the Chief Executive Officer, whose target short-term incentive opportunity remained at 100% of base salary. The target short-term incentive opportunities for 2019 were maintained at 75% and 100% of base salaries, respectively.
•Short-Term Incentive Payouts: Our AEBITDA for 2019 of $253.2 million was 99.7% of our target performance level for full payout. As described in further detail below, the Compensation Committee, in its discretion, awarded to the NEOs a combination of equity and cash incentives for this financial goal. The average achieved target payout for named executive officers was approximately 75% of the individual annual short-term incentive target (see Appendix A to this Proxy Statement for a reconciliation of financial measures prepared in accordance with GAAP to non-GAAP financial measures disclosed in this CD&A. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, financial results prepared in accordance with GAAP.).
•Equity Grants in 2019: Consistent with past years, the Compensation Committee concluded that executive equity grants are a beneficial vehicle for retaining and motivating the executive team to pursue the creation of long-term sustainable stockholder value. In 2018, the Compensation Committee modified the way it delivered long-term equity awards by replacing the stock option design used in prior years with a mix of performance- and time-based restricted stock units. In 2019, the Compensation Committee remained conceptually consistent with the prior year in the way it delivered long-term equity awards by granting a mix of performance- and time-based restricted stock units. The performance-based restricted stock units link executive pay outcomes to three-year corporate revenue growth and FCF growth goals and time-based restricted stock units vest over a four-year period. The performance-based restricted stock units link executive pay outcomes to three-year corporate revenue growth, AEBITDA Growth and FCF Growth goals and time-based restricted stock units vest over a four-year period.

2020 Update in Light of the COVID-19 Pandemic
The COVID-19 pandemic has negatively impacted the global economy, with particular impact to the gaming industry, disrupted global supply chains, lowered equity market valuations, created significant volatility and disruption in the financial markets, and increased unemployment levels. In addition, the pandemic has resulted in temporary closures of many businesses, including those of our casino customers, and resulted in the institution of social distancing and sheltering in place requirements in many states and communities. Consequently, demand for our products and services may continue to be significantly impacted, which could adversely affect our revenue and profitability. Furthermore, the pandemic could impair our ability to maintain sufficient liquidity, particularly if casinos and other gaming businesses remain closed or, when they reopen, social distancing and other COVID-19-protective measures prevent them from opening at full capacity, the impact on the global economy worsens and impacts the disposable income available to our casino customers’ patrons, or customers delay in making payments to us under existing obligations. Similarly, because of changing economic and market conditions affecting the gaming industry, our ability to achieve our business objectives may be impacted. Our business operations may also be disrupted if significant portions of our workforce are unable to work effectively, including because of illness, quarantines, government actions, or other restrictions imposed in connection with the pandemic. In response to the pandemic, we have furloughed more than half of our employees, reduced employee salaries, borrowed funds under existing and new credit facilities, and may seek additional funding, to the extent available, under new federal programs such as the CARES Act. In addition, we have suspended share repurchases, as required under our existing and new credit facilities, and may take other capital actions in response to the COVID-19 pandemic. We are unable to predict the extent to which the COVID-19 pandemic will continue to impact our business, results of operations, and financial performance, as well as our capital and liquidity ratios, financial position or achievement of our business objectives, each of which will depend on future developments, which are highly uncertain and cannot be predicted, including the scope and duration of the pandemic, and actions taken by governmental authorities and other third parties in response to the pandemic.
II. Compensation Philosophy and Objectives
The principal objective of the Company’s executive compensation policies is to align the executives’ incentives with the achievement of the Company’s strategic goals, which are in turn designed to enhance stockholder value. The Company designed its executive compensation policies to be both fair and reasonable in light of performance, competitive with the compensation paid to executives of similarly situated companies, and to incent its executives to achieve the Company’s strategic goals, while at the same time discouraging them and other employees from taking excessive risk.
Our primary objectives can be summed up as such:
☑ Align the interests of our executives with those of stockholders;
☑ Link executive compensation to the Company’s short-term and long-term performance;
☑ Attract, motivate and retain high performing executive officers through competitive compensation arrangements; and
☑ Promote long-term value creation and growth strategies

Compensation Governance Practices
The following is an overview of the highlights of our compensation structure, and the fundamental compensation policies and practices we do and do not use:

Components of Our Compensation Program
The Compensation Committee oversees our executive compensation program, which includes several elements that have been tailored to incentivize and reward specific aspects of Company performance, which our Board believes are important to delivering long-term stockholder value. Key components of our 2019 compensation program are:

Type	Element	Performance Period	Objective	Performance Measured and Rewarded
Fixed	Base Salary	Annual	Recognizes an individual’s role and responsibilities and serves as an important retention vehicle	• Reviewed annually and set based on market competitiveness, individual performance and internal equity considerations
Short-Term Incentive Plan
Performance -based	Annual Incentive Bonus	Annual	Rewards achievement of annual financial objectives and individual performance goals	• Corporate AEBITDA (50%) • Segment AEBITDA (30%) • Individual Performance Goals (20%)
Long-Term Incentive Plan
Performance -based	Performance-Based Restricted Stock Units	Long-Term	Supports the achievement of long-term financial objectives and share price	• Revenue growth (50%) • FCF growth (50%) • Three year performance period
	Time-Based Restricted Stock Units	Long-Term	Aligns the interests of management and stockholders and supports share price growth	• Vests ratably over four years

2019 Target Total Compensation
Consistent with our desire to align pay and performance, we take the above-mentioned elements and more heavily weight their distribution towards variable (or, “at-risk”) compensation. Although our Compensation Committee does not target a specific allocation for each pay element, the Compensation Committee attempts to deliver an appropriate balance between fixed and variable elements, as well as short- and long-term incentives, as evidenced here in the following 2019 target pay mix allocation charts:

2019 Say on Pay Results
At our 2019 Annual Meeting of Stockholders, the Say on Pay proposal received the support of approximately 99.7% of the shares voted, which we believe indicates strong support for our compensation program and practices. Our Compensation Committee believes the support for our ongoing efforts to improve and refine our compensation program, and further align management and stockholder interests was reflected in the strong support for our 2019 Say on Pay proposal. Therefore, the Compensation Committee did not make any changes to our compensation program directly as a result of the 2019 Say on Pay vote.

2020 Compensation Program
Prior to the impact of the COVID-19 pandemic, the performance criteria for annual and long-term incentives to be granted in 2020 were expected to be generally consistent with the criteria used in 2019. However, as of the date of this Proxy Statement, considerable uncertainty remains relating to the length and severity of the ongoing pandemic, and the ultimate impact it may have on our business and the overall economy. As a result, the Compensation Committee is continuously evaluating our executive compensation practices and expects to determine the performance criteria for 2020 long-term incentive plan awards prior to or at the time such awards are granted, as well as evaluate existing 2020 short-term incentive plan performance targets, in light of the business environment during the year.
III. Compensation Decision Making Process
Paying for Performance: Realizable Pay
Paying for performance continues to be the foundation of our compensation program, and we put much of our executive’s pay “at-risk”. In 2016 and 2017, we granted premium-priced and market-priced stock options that do not vest unless significant stock price increases are achieved. In 2018 and 2019, we shifted to granting time-based and performance-based restricted stock unit awards to retain and motivate our executives to deliver long-term performance. Given that a significant portion of the compensation packages are variable dependent upon our performance, oftentimes the grant date value of compensation packages (as reported annually in the Summary Compensation Table) is not always reflective of the actual realizable pay value that may be received by the executive team.
The following chart shows the difference between the reported pay, as disclosed in the Summary Compensation Table of our NEO team and the realizable pay values of those awards as of the end of the 2019 fiscal year.
“SCT” pay is defined as compensation earned or deliverable, each as disclosed in the Summary Compensation Table, including actual base salaries, actual annual bonuses received, and long-term incentive components (restricted stock and option grants) based on the grant date fair value.
“Realizable as of FYE” pay is defined as the compensation earned or deliverable, including: actual salary received, actual annual bonuses received, and the intrinsic value of long-term incentive plan components, as valued on December 31, 2019 using the year-end share price of $13.43 per share.

Role of the Board
Our Board has a Compensation Committee, consisting exclusively of independent directors. The Compensation Committee’s charter authorizes it to review and approve or to recommend for approval to the full Board, the compensation of our Chief Executive Officer and other executives. Our Board has authorized our Compensation Committee to make various decisions with respect to executive compensation. However, the Board also may make determinations and approve compensation in its discretion, including where the Compensation Committee recommends that the Board considers such executive compensation matters.
Role of the Compensation Committee
Our Compensation Committee evaluates the performance of our Chief Executive Officer and approves the compensation for our Chief Executive Officer in light of the goals and objectives of our compensation program for that year. Our Compensation Committee annually assesses the performance of our other executives and based in part on the recommendations from our Chief Executive Officer, approves the compensation of these executives. Our Compensation Committee may delegate its authority to subcommittees, but retains, and does not delegate, any of its responsibility to determine executive compensation.
Role of Management
At the request of our Compensation Committee, our Chief Executive Officer may attend a portion of our Compensation Committee meetings, including meetings at which our Compensation Committee’s compensation consultants are present. This enables our Compensation Committee to review, with our Chief Executive Officer, the corporate and individual goals that the Chief Executive Officer regards as important to achieve our overall business objectives. Our Compensation Committee also requests that our Chief Executive Officer assesses the performance of, and our goals and objectives for, certain other officers as deemed appropriate, including our other NEOs. In addition, our Compensation Committee may request certain other executives to provide input on executive compensation, including assessing individual performance and future potential, market data analyses and various compensation decisions relating to bonuses, equity awards, and other pay during the year. None of our executives attends any portion of Compensation Committee meetings at which his or her compensation is discussed except at the request of the Compensation Committee.
Role of Compensation Consultants
Pursuant to the authority granted to it in its charter, the Compensation Committee may engage an independent executive compensation consultant. The consultant reports directly to the Compensation Committee, who may replace the consultant or hire additional consultants at any time. The compensation consultant attends meetings of the Compensation Committee, as requested, and may communicate with the Chair of the Compensation Committee between meetings; however, the Compensation Committee makes all decisions regarding the compensation of the Company’s executive officers.
The compensation consultant provides services to the Compensation Committee, including, but not limited to: advice on compensation philosophy, incentive plan design, executive job compensation analysis, stockholder engagement and CD&A disclosure, among other compensation topics. The compensation consultant provides no additional services to the Company, other than the similar consulting services provided to the Nom Gov Committee as to director compensation. In 2019, Aon served as the Compensation Committee’s and Nom Gov Committee’s independent compensation consultant and provided the foregoing services to the Compensation Committee.
None of the Company’s management participated in the Compensation Committee’s decision to retain Aon; however, the Company’s management regularly interacted with Aon and provided information upon Aon’s request. Aon reported directly to our Compensation Committee with respect to executive compensation matters, and the Compensation Committee may replace Aon or hire additional consultants at any time. Aon attended meetings of our Compensation Committee, as requested, and communicated with the Chair of the Compensation Committee between meetings; however, our Compensation Committee made all decisions regarding the compensation of the Company’s executive officers.
Our Compensation Committee regularly reviews the services provided by its outside consultants and believes that Aon is independent in providing executive compensation consulting services. Our Compensation Committee and Nom Gov Committee each conducted specific reviews of its relationship with Aon in 2019 and independently determined that Aon’s work for the Compensation Committee and Nom Gov Committee did not raise any conflicts of interest, consistent with the guidance provided under the Dodd-Frank Act, the SEC, and the NYSE. In making this determination, the Compensation Committee and Nom Gov Committee each noted that during 2019:
•Aon did not provide any services to the Company or its management, other than services to our Compensation Committee and the Nom Gov Committee, and its services were limited to executive and director compensation consulting. Specifically, it did not provide, directly, or indirectly through affiliates, any non-executive compensation services, including, but not limited to, pension consulting or human resource outsourcing;
•Fees from the Company were less than 1% of Aon’s total revenue;
•Aon maintains a Conflicts Policy with specific policies and procedures designed to ensure independence;

•None of the Aon consultants who worked on Company matters had any business or personal relationship with the Compensation Committee or Nom Gov Committee members;
•None of the Aon consultants who worked on Company matters, or Aon, as a whole, had any business or personal relationship with executive officers of the Company; and
•None of the Aon consultants who worked on Company matters directly own Company stock.
Our Compensation Committee continues to monitor the independence of its compensation consultant on a periodic basis.
Compensation Risk Oversight
The Compensation Committee has reviewed and discussed the concept of risk as it relates to the Company’s compensation policies and it does not believe that the Company’s compensation policies encourage excessive or inappropriate risk taking. Further, the Compensation Committee has endorsed and adopted several measures to further discourage risk-taking, such as robust stock ownership guidelines for its executives and non-employee directors, and a Clawback policy that grants the Compensation Committee broad discretion to recover incentive awards from executive and Section 16 officers in the unlikely event that incentive plan award decisions were based on financial results that are subsequently restated.
The Compensation Committee identified no material risks in the compensation programs in 2019.
IV. Compensation Competitive Analysis
The Compensation Committee worked with its independent consultant, Aon, to create a meaningful peer group for the purposes of assessing the competitiveness and appropriateness of the Company’s NEO compensation in the market. To formulate this peer group, the Compensation Committee looked to identify two types of businesses: Games and FinTech, which represent the two core operations of the Company. From there, the Compensation Committee and Aon screened potential peers for similar size and complexity, using revenue, market capitalization, and enterprise value as its guiding metrics.
Given the complexities and volatility of the industry, the Compensation Committee believes it is not appropriate to rigidly benchmark executive pay to a specific percentile of the group. Instead, the Compensation Committee uses the comparative data merely as a reference point in exercising its judgment about compensation design and setting appropriate target pay levels.
Our 2019 peer group consists of the following companies:

Comparator Company	Ticker	Type
Boyd Gaming Corporation	BYD	Gaming
Scientific Games Corp.	SGMS	Gaming
Churchill Downs Inc.	CHDN	Gaming
JAKKS Pacific, Inc.	JAKK	Gaming
Zynga, Inc.	ZNGA	Gaming
Glu Mobile, Inc.	GLUU	Gaming
Pinnacle Entertainment(1)	PNK	Gaming
Red Rock Resorts, Inc.	RRR	Gaming
Eldorado Resorts, Inc.	ERI	Gaming
Tropicana Entertainment Inc.(2)	TPCA	Gaming
Golden Entertainment Inc.	GDEN	Gaming
VeriFone Systems, Inc.	PAY	FinTech
Euronet Worldwide, Inc.	EEFT	FinTech
Moneygram International Inc.	MGI	FinTech
Blackhawk Network Holdings, Inc.(3)	HAWK	FinTech
Cardtronics, Inc.	CATM	FinTech
WEX Inc.	WEX	FinTech
Green Dot Corporation	GDOT	FinTech
ACI Worldwide, Inc.	ACIW	FinTech
Evertec, Inc.	EVTC	FinTech
20 Peers
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(1) Acquired by Penn National Gaming, Inc. in 2018.
(2) Acquired by Eldorado Resorts, Inc. in 2018.
(3) Acquired by Silver Lake and P2 Capital Partners in a public-to-private transaction in 2018.

V. Elements of Compensation
The Company’s executive compensation policy is simple and transparent in design, and consists primarily of base salary, annual cash incentive awards, and long-term equity incentive awards for fiscal year 2019.
Base Salary Compensation
Base salary compensation is intended to provide an appropriate level of assured cash compensation that is sufficient to retain the services of our executives. Base salary compensation is reviewed annually in connection with the Company’s performance review process, and is determined based upon the following factors:
•Position and responsibility;
•Job performance, and expected contribution to the Company’s future performance;
•Market factors, including the market compensation profile for similar jobs and the need to attract and retain qualified candidates for high demand positions;
•Internal value of the executive’s role based on the relative importance of the job as compared to the Company’s other executive officers, as measured by the scope of responsibility and performance expectations; and
•Retention risk and the Company’s need to retain high performing and high potential executives.
In 2019, base salary compensation was as follows:

NEO	2018 Base Salary	2019 Base Salary
Michael D. Rumbolz	$700,000	$700,000
Randy L. Taylor	475,000	475,000
Dean A. Ehrlich	400,000	400,000
Edward A. Peters(1)	400,000	400,000
Darren D. A. Simmons(2)	—	330,000
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(1)Effective April 1, 2020, in his position as Special Advisor of the Company, Mr. Peters ceased to be designated as a “Section 16 Officer” or as an “Executive Officer”.
(2)Mr. Simmons has served as our Executive Vice President, FinTech Business Leader since January 2019.
2020 Base Salary Decisions
After consultation with Aon, the Compensation Committee and Board approved a base salary increase for Mr. Rumbolz to $750,000, and ratified management’s recommendation of base salary increases for Messrs. Taylor and Ehrlich to $525,000 and $425,000, respectively, to be effective as of April 1, 2020. Subsequently, in light of the impact of the novel and ongoing COVID-19 pandemic on the Company, effective March 30, 2020, the Company’s executive officers elected to accept the following reductions to their compensation during the pendency of the COVID-19 pandemic in order to better position the Company to withstand the challenging conditions that have caused global and domestic disruption in the current economic environment, such that: (i) the Chief Executive Officer volunteered to forgo 100% of his base salary compensation; (ii) the President and Chief Operating Officer’s annual base salary was reduced to $95,000; and (iii) Messrs. Ehrlich, Peters and Simmons, as well all other executive officers’ annual base salaries, were reduced to $110,000 each until such time as the Company determines to transition, in whole or in part, toward a return to full salaries.
Annual Incentives
All of our NEOs were eligible for the 2019 annual incentive plan, which promoted the Company’s pay-for-performance philosophy by providing executives with direct financial incentives in the form of annual incentive bonuses for achieving pre-determined individual and Company performance goals.

Each NEO’s annual incentive bonus target is established as a percentage of base salary. Such target bonus percentage was either negotiated and set forth in the NEO’s employment agreement or otherwise established by the Compensation Committee. The following targets were effective in 2019:

Name	Target	Maximum(2)
	(As a % of base salary)
Michael D. Rumbolz(1)	100%	150%
Randy L. Taylor	75%	150%
Dean A. Ehrlich	75%	150%
Edward A. Peters	75%	150%
Darren D. A. Simmons	75%	150%
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(1) Effective April 1, 2020, in partial consideration of the extension of Mr. Rumbolz’s employment agreement, the Compensation Committee approved an increased target percentage of 125% to a maximum of 175%.
(2) Effective April 1, 2020, the Compensation Committee reaffirmed its 2018 target percentage range for NEOs (excluding the CEO) as 75% to a maximum of 150%.
2019 Performance Metrics
For 2019, the Company’s annual incentive plan for executives consisted of four performance metrics. The metrics and their associated weightings in the incentive plan were as follows:

Name	Corporate AEBITDA	Games Segment AEBITDA	FinTech Segment AEBITDA	Personal Goals
Michael D. Rumbolz	50.0%	15.0%	15.0%	20.0%
Randy L. Taylor	50.0%	15.0%	15.0%	20.0%
Dean A. Ehrlich	50.0%	30.0%	—%	20.0%
Edward A. Peters	50.0%	15.0%	15.0%	20.0%
Darren D. A. Simmons	50.0%	—%	30.0%	20.0%
The goals associated with the AEBITDA components of the annual incentive plan and the associated payouts were as follows:

	Performance Ranges	Payout Ranges
Component	Target	Target(1)
Corporate AEBITDA	$254M	100%
Games AEBITDA	$142M	100%
FinTech AEBITDA	$112M	100%
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(1)Maximum awards are capped at 150% of each executive’s target award value based on Board discretion.
In 2019, the Individual Performance Goals established by the Compensation Committee, weighted with greater significance towards overall Corporate performance as compared to segment level performance, consisted of goals related to Corporate Strategy, Leadership, and Enhancing Customer and Community Relationships. In order for any portion of the Individual Performance Goals to be paid; however, the minimum level of Games Segment AEBITDA and FinTech Segment AEBITDA must be achieved (other than with respect to Messrs. Ehrlich and Simmons, who must achieve only the minimum Games Segment and FinTech Segment AEBITDA, respectively). The Individual Performance Goals consisted of:

Corporate Strategy
• Continue to lead in product innovation and technology for the gaming industry.
• Maintain and expand the Company’s operating footprint through strategic acquisitions, alliances or technology development to achieve growth targets.
• Continue to improve internal processes to align with provision of best in class products and services to our customers.

Leadership
• Implement corporate leadership training programs to educate and contribute to career development of senior and executive leaders.
• Attract and inspire talent.
• Sharpen execution and accountability.
• Develop a more diverse and inclusive culture.

Enhance Customer and Community Relationships
• Enhance the Company’s customer communications efforts with efficient and effective resources to ensure targeted and accurate information dissemination.
• Implement additional employee benefits and procedures to measure employee satisfaction to invest in employee retention and better align employees with the Company’s strategic goals.

The below table shows the target opportunities for the NEOs for each performance goal under the short-term incentive plan:

	Corporate	Split FinTech	Split Games	Personal	Total Target
Name	50%	15%	15%	20%	100%
Michael D. Rumbolz	$350,000	$105,000	$105,000	$140,000	$700,000
Randy L. Taylor	178,125	53,438	53,438	71,250	356,251
Dean A Ehrlich(1)	150,000	—	90,000	60,000	300,000
Edward A. Peters	150,000	45,000	45,000	60,000	300,000
Darren D. A. Simmons(1)	123,750	74,250	—	49,500	247,500
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(1) The target opportunities for Messrs. Ehrlich and Simmons are 30% Games and 30% FinTech, respectively, reflecting solely the performance of the Segment that each manages.
2019 Performance and Actual Payouts
For the year ended December 31, 2019, we had the following achievements:
•Corporate AEBITDA - $253.2 million (less than target)
•Games AEBITDA - $137.8 million (less than target)
•FinTech AEBITDA - $115.4 million (less than target)(1)
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(1) 2019 incentive plan targets were defined prior to the acquisition of certain loyalty assets in Q1 and Q4 2019. Excluding the AEBITDA contribution of these assets, the achieved 2019 FinTech AEBITDA was less than target.
The Short-Term Incentive Performance Targets were not achieved by the NEOs. As such, any payment provided as a Short-Term Incentive must be approved by the Compensation Committee of the Board. For 2019, based upon this performance, the Compensation Committee approved an average of 75% of the target payout with respect to the Company’s AEBITDA objectives and Individual Performance Goals. The Compensation Committee determined, in its discretion, to pay 40% of the earned amount in cash and, given the upward-trending stock performance at the time of the determination, the remaining 60% in the form of restricted stock units with a cliff-based vesting provision at the end of a six-month period following the date of grant to further motivate NEOs and promote short-term performance.

Name	Base Salary	Target Short-Term Incentive Opportunity as a % of Base Salary	Target Short-Term Incentive Opportunity ($)	Total Short-Term Incentive Payment Value	Achieved Short-Term Incentive Opportunity as a % of Base Salary	Short-Term Incentive Payment - Cash	Short-Term Incentive Payment - Equity
Michael D. Rumbolz	$700,000	100%	$700,000	$525,000	75.0%	$210,000	$315,000
Randy L. Taylor	475,000	75%	356,250	267,188	75.0%	106,875	160,313
Dean A. Ehrlich	400,000	75%	300,000	225,000	75.0%	90,000	135,000
Edward A. Peters	400,000	75%	300,000	225,000	75.0%	90,000	135,000
Darren D. A. Simmons	330,000	75%	247,500	185,625	75.0%	74,250	111,375

2020 Annual Incentive Plan
Looking to 2020, the Compensation Committee and the Board are closely monitoring the current COVID-19 pandemic and considering any potential impacts it may have on our compensation programs. While the performance targets for our 2020 short-term incentive plan were set in early 2020 without taking any potential impacts to the business of the COVID-19 pandemic into consideration, the Compensation Committee and/or the Board may choose to exercise its discretion to adjust actual payouts as appropriate and allowed under the plans, and/or revise performance metrics for long-term incentive plans in order to ensure our executive team is appropriately incentivized as they navigate this global crisis and continue to drive the Company’s strategic objectives.
Long-Term Equity Incentive Awards
We believe that the award of stock-based compensation and incentives is an effective way of aligning our executives’ interests with the goal of enhancing stockholder value. Due to the direct relationship between the value of an equity award and the Company’s stock price, we believe that equity awards motivate executives to manage the Company’s business in a manner that is consistent with stockholder interests. Through the grant of restricted stock unit awards that vest over time, we can align executives’ interests with the long-term interests of our stockholders who seek appreciation in the value of our Common Stock. As a result, the time-based equity awards that we grant to executives typically vest and become fully exercisable over a four-year period. Correspondingly, the performance-based equity awards that we grant to executives typically vest over a performance period of three years based on the achievement of stock price performance or more recently certain revenue, AEBITDA and FCF targets that must be approved by the Compensation Committee of the Board.
In 2018, the Compensation Committee redesigned the long-term incentive plan. The use of market- (or tied to stock price performance) and time-based stock options was discontinued. In its place, the Compensation Committee implemented a program that includes performance- and time-based restricted stock units. The new plan was adopted to continue a pay for performance philosophy, align executives with key financial metrics, and align with a common market-based compensation approach. The Compensation Committee maintained this design for long-term equity incentive awards made in 2019.
The principal factors considered in granting restricted stock unit awards and determining the size of grants to executives were prior performance, level of responsibility, the amounts of other compensation attainable by the executive and the executive’s ability to influence the Company’s long-term growth and profitability. Our Compensation Committee does not apply any quantitative method for weighing these factors, and a decision to grant an award is primarily based upon a subjective evaluation of the executive’s past performance as well as anticipated future performance.
2019 Awards
In keeping with the Company’s commitment to strengthening its overall corporate governance, including its compensation program, the Company continued the practice of granting a mix of performance- and time-based awards. For 2019, (a) 50% of the awards consisted of performance-based restricted stock units and vesting will be evaluated by our Compensation Committee over a three-year performance period, through December 31, 2021 as a result of certain revenue and FCF growth rate metrics being met, with achievement of each metric being determined independent of one another, and (b) 50% of the awards consisted of time-based restricted stock units that vest ratably over a period of four years in order to continue to incentivize, motivate, and retain the executive team, while further strengthening and demonstrating the alignment of management and stockholder interests.
VI. Additional Compensation Policies and Practices
Equity Ownership Policy
The Company and its stockholders are best served by a board and executive team that manage the business with a long-term perspective. As such, the Company adopted the Equity Ownership Policy in February 2016, and amended the policy as set forth in the Company’s Corporate Governance Guidelines in October 2019, and again in February 2020, as the Company believes stock ownership is an important tool to strengthen the alignment of interests among stockholders, directors, NEOs, and other executives (each, a “Covered Person”). The amended policy provides that the applicable required level of equity ownership is expected to be satisfied by our Covered Persons within five years of the later of: (i) February 25, 2016; and (ii) the date such person first becomes subject to the Equity Ownership Policy.
The Compensation Committee receives periodic reports of the ownership achieved by each Covered Person. Until such time as such Covered Person satisfies the equity ownership requirement, the achievement level of ownership will be determined by reference to the average closing stock price of our Common Stock during the fiscal year ended immediately prior to the determination date.
If, after a Covered Person’s achievement date, the number of shares the Covered Person is required to own increases as a result of a decline in stock price, the Covered Person’s compliance with these guidelines will not be impacted as long as such Covered Person continues to hold the number of shares he or she had at the time on the achievement date for the duration of their tenure of employment or service with the Company. A Covered Person is not required to “buy up” to a new number of shares needed to meet the ownership requirements after the Covered Person’s achievement date.
If, after a Covered Person’s achievement date, a Covered Person’s share ownership requirement increases as a result of a promotion, base salary increase or increase in retainer, the period to achieve compliance with respect to the incremental increase in share ownership will begin on the date of the change event and end on the second anniversary of the change event. For example, if the Covered Person received a 10% increase in salary, within two years following the change event, the Covered Person would then be required to acquire shares corresponding to the share ownership requirements of the 10% higher salary increment.
The following table sets forth the required salary multiples for each category of person subject to the policy:

Covered Persons	Required Salary Multiple
Chief Executive Officer(1)	6x base salary
President and Chief Operating Officer(2)	4x base salary
Other NEOs and current Chief Financial Officer	3x base salary
Other Executive Vice Presidents	2x base salary
Other Senior Vice Presidents	1x base salary
Non-employee Directors	5x annual cash retainer
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(1) Former President and Chief Executive Officer.
(2) New tier added to reflect new Chief Operating Officer position.
The value of the following types of Company stock or stock options owned by or granted to an executive, other officer or director qualifies toward the participant’s attainment of the target multiple of pay:
•Shares owned outright/shares beneficially owned (including by a family member and/or in a trust);
•Vested restricted stock;
•Shares owned through the Company’s 401(k) plan (if applicable); and
•Shares underlying vested, but unexercised, stock options (based on the excess of the market price of the stock over the exercise price and after deducting any tax withholding obligations).
At December 31, 2019, all current named executive officers, other officers, and non-employee directors either met the ownership guidelines or were within the five-year phase-in period.

Clawback Policy
The Board of the Company adopted an Incentive Compensation Clawback Policy in February 2016, which entitles the Company to recover certain compensation previously paid to its Covered Persons. The policy provides that, in the event of a restatement of the Company’s financial statement for any fiscal year commencing after December 31, 2015 that is due to the misconduct of any employee, the Board or, if so designated by the Board, the Compensation Committee of the Board, is authorized to take action to recoup all or part of any incentive compensation received by a Covered Person. The Clawback Policy was amended concurrent with the amendment of our Equity Ownership Policy to include certain Senior Vice Presidents as Covered Persons. As of the date of this Proxy Statement, no shares of Company Common Stock were pledged by any director or executive officer. For purposes of this policy, incentive compensation includes any cash compensation or an award of equity compensation from the Company that is based in whole or in part on the achievement of financial results by the Company, including, but not limited to, any bonus, incentive arrangement or equity award, but excluding base salary. The policy defines misconduct as the willful commission of an illegal act, fraud, intentional misconduct or gross recklessness in the performance of an employee’s duties and responsibilities. In determining whether to take action to recoup any incentive compensation received by a Covered Person, the Board or, if so designated, the Compensation Committee of the Board, will take into consideration whether the Covered Person engaged in the misconduct or was in a position, including in a supervisory role, to have been able to reasonably prevent the misconduct that caused the restatement.
Anti-Hedging and Anti-Pledging Policies
Under our Insider Trading Policy, Covered Persons, as well as other designated employees such as Senior Vice Presidents, Corporate or Segment Controllers and similar employees, are prohibited from engaging in the following activities with respect to the Company’s Common Stock:
•Hedging their interest in Company shares granted to them as part of their compensation, or held directly or indirectly, by selling short or trading or purchasing “put” or “call” options on our Common Stock or engaging in similar transactions such as prepaid variable forward contracts, equity swaps, collars or exchange funds; and
•Pledging any shares of our Common Stock without prior clearance from our Corporate Compliance Officer as outlined in our Insider Trading Policy.
The Insider Trading Policy was amended concurrent with the amendment of our Equity Ownership Policy to include certain Senior Vice Presidents as Covered Persons. As of the date of this Proxy Statement, no shares of Company Common Stock were hedged or pledged by any Covered Person.
Tax Considerations
In setting compensation, the Compensation Committee and management considered that for taxable years beginning after December 31, 2017, the exemption from Code Section 162(m)’s deduction limit that formerly existed for certain “performance-based” compensation was repealed (except for certain grandfathered compensation arrangements that were in effect as of November 2, 2017). Accordingly, we expect that compensation awarded to our executives who are “covered employees” under Section 162(m) will not be deductible to the extent that it results in compensation above the $1.0 million threshold established under Section 162(m). Furthermore, the rules and regulations promulgated under Section 162(m) are complicated and subject to change. As such, there can be no assurance that any grandfathered compensation awarded in prior years will be fully tax deductible when paid. Notwithstanding repeal of the exemption for “performance-based” compensation, the Compensation Committee intends to operate our executive compensation program in a manner that they believe best aligns compensation with our pay-for-performance philosophy.
Retirement Plans
We have established and maintain a retirement savings plan under Section 401(k) of the Code to cover our eligible employees, including our executive officers. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a tax deferred basis through contributions to the 401(k) plan. Our 401(k) plan is intended to constitute a qualified plan under Section 401(a) of the Code and its associated trust is intended to be exempt from federal income taxation under Section 501(a) of the Code. We make contributions on behalf of certain executive officers consistent with Company contributions to all eligible non-executive employees; however, since the COVID-19 pandemic, we have suspended contributions to all eligible employees until such time as the Company determines to transition, in whole or in part, toward a return to prior Company contribution levels.
Severance Benefits
In order to retain the ongoing services of our NEOs, we have provided the assurance and security of severance benefits and change in control payments, which are described below under the caption “Employment Contracts and Equity Agreements, Termination of Employment and Change in Control Arrangements.”
We believe that these severance benefits and change in control payments reflect the fact that it may be difficult for such executives to find comparable employment within a short period of time and that providing such benefits should eliminate, or at least reduce, the reluctance of senior executives to pursue potential change in control transactions that may be in the best interests of stockholders. We believe that these benefits are appropriate in size relative to the overall value of the Company.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Compensation Committee:

Geoffrey P. Judge (Chair) E. Miles Kilburn Ronald V. Congemi Eileen F. Raney Linster W. Fox Maureen T. Mullarkey Atul Bali

Compensation of Named Executive Officers
2019 Summary Compensation Table
The following table sets forth the total compensation earned for services rendered in 2019 by the NEOs.

Name and principal position	Year	Salary	Bonus		Stock awards(1)(2)	Option awards(1)	Non-equity incentive plan compensation(3)(4)	All other compensation(5)	Total
Michael D. Rumbolz	2019	$700,000	$—		$4,225,340	$—	$210,000	$22,882	$5,158,222
Chief Executive	2018	700,000	—		2,988,000	—	535,000	17,718	4,240,718
Officer	2017	614,795	—		266,400	712,316	603,497	9,787	2,206,795

Randy L. Taylor	2019	475,000	—		1,562,560	—	106,875	19,783	2,164,218
President and Chief	2018	475,000	—		1,195,200	—	285,000	16,748	1,971,948
Operating Officer	2017	411,096	—		—	405,842	254,365	9,793	1,081,096

Dean A. Ehrlich	2019	400,000	—		740,160	—	90,000	17,500	1,247,660
Executive Vice President,	2018	400,000	—		560,250	—	220,000	15,910	1,196,160
Games Business Leader	2017	400,000	—		—	405,842	197,300	7,366	1,010,508

Edward A. Peters(6)	2019	400,000	10,000	(7)	596,240	—	90,000	19,783	1,116,023
Formerly Executive Vice	2018	400,000	—		448,200	—	265,000	16,751	1,129,951
President, Sales & Marketing	2017	400,000	—		—	405,842	198,650	65,714	1,070,206

Darren D. A. Simmons(8)	2019	330,000	25,000	(7)	740,160	—	74,250	14,991	1,184,401
Executive Vice President,
FinTech Business Leader

___________________
(1)Represents the fair value of the stock and option awards granted to the NEOs, as calculated in accordance with FASB ASC Topic 718, Stock Compensation. For a discussion of the assumptions made in determining the valuation of these equity awards, see our notes to the financial statements in the Company’s Annual Report on Form 10-K for the applicable periods.
(2)The restricted stock units granted in 2019 were comprised of both time- and performance-based awards with respect to the annual grant: (a) with 50% being time-based awards that will vest ratably over a period of four years; and (b) with 50% being performance-based awards and vesting will be evaluated by our Compensation Committee over a three-year performance period, through December 31, 2021, as a result of the achievement of certain revenue and FCF growth rate metrics being met, with achievement of each measure to be determined independently of one another based on achievement at the target level of performance. If the performance criteria of the metrics have been achieved and are then approved by our Compensation Committee, the eligible awards will become vested on the third anniversary of the date of grant. The values of the performance-based awards for each NEO assuming that maximum performance is achieved are as follows: Mr. Rumbolz: $3,885,840; Mr. Taylor: $1,562,560; Mr. Ehrlich: $740,160; Mr. Simmons: $740,160; Mr. Peters: $596,240. In addition, in February 2019, in connection with the extension of his executive employment agreement through January 31, 2021, Mr. Rumbolz received a grant of time-based restricted stock unit awards that vest monthly over two years from the date of grant.
(3)For 2019, excludes the value of the portion of the annual short-term incentive compensation awarded in the form of restricted stock units in lieu of cash. These restricted stock units were granted on March 13, 2020 and will vest on the six- month anniversary thereof. See the Compensation Discussion and Analysis for more information. Such RSUs will be reported as Stock Awards in next year’s Summary Compensation Table in accordance with applicable SEC rules.
(4)Represents the amount of non-equity incentive compensation earned under the Company’s annual short-term incentive plan for the fiscal year. Amounts earned for a calendar year are typically paid to the NEOs in the first quarter of the following fiscal year.

(5)Includes contributions made by the Company under its 401(k) plan and cost of short-term and long-term disability coverage. We make contributions on behalf of certain executive officers consistent with Company contributions to all eligible non-executive employees.
(6)Mr. Peters served as our Executive Vice President, Sales and Marketing until March 31, 2020.
(7) Represents a one-time special bonus award for certain key executive positions.
(8) Mr. Simmons has served as our Executive Vice President, FinTech Business Leader since January 2019.
Grants of Plan-Based Awards
The following table sets forth certain information concerning grants of plan-based awards made to each NEO for the fiscal year ended December 31, 2019:

		Estimated future payouts under non-equity incentive plan compensation(1)			Estimated future payouts under equity incentive plan compensation(2)			All Other Stock Awards: Number of Shares of Stock Units (#)(3)	Grant date fair value of RSUs awarded ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael D. Rumbolz		$—	$700,000	$1,050,000	—	—	—	—	$—
	2/1/2019	—	—	—	—	—	—	50,000	339,500
	5/1/2019	—	—	—	94,500	189,000	378,000	189,000	3,885,840
Randy L. Taylor		—	356,250	712,500	—	—	—	—	—
	5/1/2019	—	—	—	38,000	76,000	152,000	76,000	1,562,560
Dean A. Ehrlich		—	300,000	600,000	—	—	—	—	—
	5/1/2019	—	—	—	18,000	36,000	72,000	36,000	740,160
Edward A. Peters		—	300,000	600,000	—	—	—	—	—
	5/1/2019	—	—	—	14,500	29,000	58,000	29,000	596,240
Darren D. A. Simmons		—	247,500	495,000	—	—	—	—	—
	5/1/2019	—	—	—	18,000	36,000	72,000	36,000	740,160
___________________
(1)Represents amounts potentially payable to the NEOs under the Company’s annual incentive plan. A more detailed discussion of how the target is determined and calculated is found in the CD&A above.
(2)The number of performance-based restricted stock units that are earned will range from 0% to 200% of the target number shown above and will be based upon the attainment of Revenue Growth and FCF Growth goals, weighting equally at 50% and measured over the three-year period ending on December 31, 2021. The parameters set forth in the grant notice for these performance-based restricted stock unit awards are as follows:

		Performance Ranges				Performance-based RSUs Earned (as a percent of target)
	Weighting	Below Threshold	Threshold	Target	Maximum	Below Threshold	Threshold	Target	Maximum
Revenue Growth	50%	< 7.0%	7.0%	8.8%	11.4%	0%	50%	100%	200%
FCF Growth	50%	< 60.7%	60.7%	75.9%	98.7%	0%	50%	100%	200%
(3)Time-based restricted stock unit awards vest at a rate of 25% per year over four years from the date of grant, aside from the grant of time-based restricted stock units to Mr. Rumbolz, in February 2019, in connection with the extension of his executive employment agreement through January 31, 2021 that vest monthly over two years from the date of grant.
(4)Represents the total fair value of the NEOs’ restricted stock unit awards granted to the NEOs, as calculated in accordance with FASB ASC Topic 718 Stock Compensation. For a discussion of the assumptions made in the valuation, please see the notes to the financial statements in the Company’s Annual Report on Form 10-K for the years ended December 31, 2019.

Outstanding Equity Awards
The following table sets forth certain information for our NEOs concerning unexercised stock options, unvested restricted stock units and equity incentive plan awards outstanding at December 31, 2019:

		Option awards							Stock awards
				Equity Incentive Plan Awards:
Name	Date Granted	Number of securities underlying unexercised exercisable options	Number of securities underlying unexercised unexercisable options		Number of securities underlying unexercised unearned options		Option exercise price	Option expiration date	Number of shares or units of unvested unearned stock		Market value of number of shares or units of unvested stock	Equity Incentive Plan Awards: Number of shares or units of unearned unvested stock		Equity Incentive Plan Awards: Market or payout value of unearned shares or units of stock that have not vested
Michael D. Rumbolz	8/30/2010	100,000	—		—		$3.72	8/30/2020	—		—	—		$—
	3/1/2011	40,000	—		—		3.41	3/1/2021	—		—	—		—
	3/2/2012	40,000	—		—		5.58	3/2/2022	—		—	—		—
	3/6/2013	19,424	—		—		7.09	3/6/2023	—		—	—		—
	5/2/2014	50,000	—		—		6.59	5/2/2024	—		—	—		—
	4/22/2015	50,000	—		—		7.74	4/22/2025	—		—	—		—
	2/13/2016	465,116	—		—		2.78	2/13/2026	—		—	—		—
	3/8/2017	124,652	—		124,650	(2)	3.29	3/8/2027	—		—	—		—
	3/8/2017	61,396	61,395	(1)	—		3.29	3/8/2027	—		—	—		—
	5/22/2018	—	—		—		—	—	—		—	240,000	(4)	3,223,200
	5/22/2018	—	—		—		—	—	120,000	(1)	1,611,600	—		—
	2/1/2019	—	—		—		—	—	29,162	(3)	391,646	—		—
	5/1/2019	—	—		—		—	—			—	189,000	(7)	2,538,270
	5/1/2019	—	—		—		—	—	189,000	(1)	2,538,270	—		—
Randy L. Taylor	12/7/2011	15,000	—		—		4.57	12/7/2021	—		—	—		—
	3/2/2012	16,875	—		—		5.58	3/2/2022	—		—	—		—
	3/6/2013	11,859	—		—		7.09	3/6/2023	—		—	—		—
	5/2/2014	100,000	—		—		6.59	5/2/2024	—		—	—		—
	5/13/2016	133,163	—		44,387	(5)	1.46	5/13/2026	—		—	—		—
	5/13/2016	65,588	21,862	(1)	—		1.46	5/13/2026	—		—	—		—
	3/8/2017	71,020	—		71,020	(2)	3.29	3/8/2027	—		—	—		—
	3/8/2017	34,980	34,980	(1)	—		3.29	3/8/2027	—		—	—		—
	5/22/2018	—	—		—		—	—	—		—	96,000	(4)	1,289,280
	5/22/2018	—	—		—		—	—	48,000	(1)	644,640	—		—
	5/1/2019	—	—		—		—	—	—		—	76,000	(7)	1,020,680
	5/1/2019	—	—		—		—	—	76,000	(1)	1,020,680	—		—
Dean A. Ehrlich	12/8/2016	65,325	—		21,775	(6)	2.40	12/8/2026	—		—	—		—
	12/8/2016	32,175	10,725	(1)	—		2.40	12/8/2026	—		—	—		—
	3/8/2017	71,020			71,020	(2)	3.29	3/8/2027	—		—	—		—
	3/8/2017	34,980	34,980	(1)			3.29	3/8/2027	—		—	—		—
	5/22/2018	—	—		—		—	—	—		—	45,000	(4)	604,350
	5/22/2018	—	—		—		—	—	22,500	(1)	302,175	—		—
	5/1/2019	—	—		—		—	—	—		—	36,000	(7)	483,480
	5/1/2019	—	—		—		—	—	36,000	(1)	483,480	—		—
Edward A. Peters	12/4/2014	300,000	—		—		7.61	12/4/2024	—		—	—		—
	5/13/2016	88,775	—		44,387	(5)	1.46	5/13/2026	—		—	—		—
	5/13/2016	43,725	21,862	(1)	—		1.46	5/13/2026	—		—	—		—
	3/8/2017	71,020	—		71,020	(2)	3.29	3/8/2027	—		—	—		—
	3/8/2017	34,980	34,980	(1)	—		3.29	3/8/2027	—		—	—		—
	5/22/2018	—	—		—		—	—	—		—	36,000	(4)	483,480
	5/22/2018	—	—		—		—	—	18,000	(1)	241,740	—		—
	5/1/2019	—	—		—		—	—	—		—	29,000	(7)	389,470
	5/1/2019	—	—		—		—	—	29,000	(1)	389,470	—		—

		Option awards						Stock awards
				Equity Incentive Plan Awards:
Name	Date Granted	Number of securities underlying unexercised exercisable options	Number of securities underlying unexercised unexercisable options		Number of securities underlying unexercised unearned options	Option exercise price	Option expiration date	Number of shares or units of unvested unearned stock		Market value of number of shares or units of unvested stock	Equity Incentive Plan Awards: Number of shares or units of unearned unvested stock		Equity Incentive Plan Awards: Market or payout value of unearned shares or units of stock that have not vested
Darren D. A. Simmons	3/1/2011	11,250	—		—	3.41	3/1/2021	—		—	—		—
	3/2/2012	14,584	—		—	5.58	3/2/2022	—		—	—		—
	3/6/2013	12,453	—		—	7.09	3/6/2023	—		—	—		—
	5/2/2014	45,000	—		—	6.59	5/2/2024	—		—	—		—
	4/22/2015	75,000	—		—	7.74	4/22/2025	—		—	—		—
	5/13/2016	37,500	12,500	(1)	—	1.46	5/13/2026	—		—	—		—
	3/8/2017	25,000	25,000	(1)	—	3.29	3/8/2027	—		—	—		—
	5/22/2018	—	—		—	—	—	—		—	24,000	(4)	322,320
	5/22/2018	—	—		—	—	—	12,000	(1)	161,160	—		—
	5/1/2019	—	—		—	—	—	—		—	36,000	(7)	483,480
	5/1/2019	—	—		—	—	—	36,000	(1)	483,480	—		—
___________________
(1)These equity awards vest annually over a period of four years from the date of grant.
(2)These equity awards vest annually over a period of four years from the date of grant, provided that as of the vesting date for each vesting tranche, the closing price of the Company’s shares on the NYSE is at least a specified price hurdle of $4.11, defined as a 25% premium to the closing stock price on the grant date. If the price hurdle is not met as of the vesting date for a vesting tranche, then such tranche shall vest and become vested shares on the last day of a period of 30 consecutive trading days during which the closing price is at least the price hurdle. If these target prices are not met during the life of the grant, the unvested shares underlying the options will terminate, except upon the termination of service without cause or by the participant without good reason within ten days prior to, or within eighteen months after a change in control of the Company as defined in the Amended 2014 Plan, in which case, the unvested shares underlying such options shall become fully vested on the effective date of such change in control.
(3)These equity awards vest monthly over a period of two years from the date of grant.
(4)These equity awards are based on achieving a target level of performance and have vesting conditions that will be evaluated by our Compensation Committee over a three-year performance period through December 31, 2020, as a result of certain Revenue Growth and AEBITDA Growth rate metrics being met, with achievement of each measure to be determined independently of one another. If the performance criteria of the metrics have been achieved and are then approved by our Compensation Committee, the eligible awards will become vested on the third anniversary of the grant dates. The target parameters set forth in the grant notice for these performance-based restricted stock unit awards are as follows:

		Performance Ranges				Performance-based RSUs Earned (as a percent of target)
	Weighting	Below Threshold	Threshold	Target	Maximum	Below Threshold	Threshold	Target	Maximum
Revenue Growth	50%	< 6.3%	6.3%	7.9%	9.5%	0%	50%	100%	200%
AEBITDA Growth	50%	< 7.7%	7.7%	9.6%	11.5%	0%	50%	100%	200%
(5)These equity awards vest annually over a period of four years from the date of grant, provided that as of the vesting date for each vesting tranche, the closing price of the Company’s shares on the NYSE is at least a specified price hurdle of $2.19, defined as a 50% premium to the closing stock price on the grant date. If the price hurdle is not met as of the vesting date for a vesting tranche, then such tranche shall vest and become vested shares on the last day of a period of 30 consecutive trading days during which the closing price is at least the price hurdle. If these target prices are not met during the life of the grant, the unvested shares underlying the options will terminate, except upon the termination of service without cause or by the participant without good reason within ten days prior to, or within eighteen months after a change in control of the Company as defined in the Amended 2014 Plan, in which case, the unvested shares underlying such options shall become fully vested on the effective date of such change in control.
(6)These equity awards vest annually over a period of four years from the date of grant, provided that as of the vesting date for each vesting tranche, the closing price of the Company’s shares on the NYSE is at least a specified price hurdle of $3.60, defined as a 25% premium to the closing stock price on the grant date. If the price hurdle is not met as of the vesting date for a vesting tranche, then such tranche shall vest and become vested shares on the last day of a period of 30 consecutive trading days during which the closing price is at least the price hurdle. If these target prices are not met during the life of the grant, the unvested shares underlying the options will terminate, except upon the termination of service without cause or by the participant without good reason within ten days prior to, or within eighteen months after a change in control of the Company as defined in the 2012 Plan, in which case, the unvested shares underlying such options shall become fully vested on the effective date of such change in control.
(7)These equity awards are based on achieving a target level of performance and have vesting conditions that will be evaluated by our Compensation Committee over a three-year performance period through December 31, 2021, as a result of certain Revenue Growth and FCF Growth rate metrics being met, with achievement of each measure to be determined independently of one another. If the performance criteria of the metrics have been achieved and are then approved by our Compensation Committee, the eligible awards will become vested on the third anniversary of the date of grant. The target parameters set forth in the grant notice for these performance-based restricted stock unit awards are as follows:

		Performance Ranges				Performance-based RSUs Earned (as a percent of target)
	Weighting	Below Threshold	Threshold	Target	Maximum	Below Threshold	Threshold	Target	Maximum
Revenue Growth	50%	< 7.0%	7.0%	8.8%	11.4%	0%	50%	100%	200%
FCF Growth	50%	< 60.7%	60.7%	75.9%	98.7%	0%	50%	100%	200%

2019 Option Exercises and Stock Vested
The following table sets forth certain information concerning the exercise of stock options, and the vesting of restricted stock units, for each NEO for the fiscal year ended December 31, 2019:

	Option Awards		Stock Awards
	Number of shares acquired on	Value realized	Number of shares acquired on	Value realized
Name	exercise	on exercise(1)	vesting	on vesting(2)
Michael D. Rumbolz	—	$—	69,168	$732,815
Randy L. Taylor	—	—	16,000	179,360
Dean A. Ehrlich	—	—	7,500	84,075
Edward A. Peters	—	—	6,000	67,260
Darren D. A. Simmons	2,925	12,872	4,000	44,840
___________________
(1)The value realized on exercise equals (i) the closing price of our Common Stock on the date of exercise minus the exercise price of options exercised, multiplied by (ii) the number of shares that were exercised.
(2)The value realized on vesting equals (i) the closing price of our Common Stock on the vesting date, multiplied by (ii) the number of shares that vested.
Employment Contracts and Equity Agreements, Termination of Employment and Change in Control Arrangements
The Company is a party to employment agreements with our NEOs, which provide that, in the event of the termination of the executive’s employment by the Company, the executive is entitled to the severance benefits described below. The severance benefits discussed above are all subject to the executive’s execution of a release of claims in favor of the Company. The employment agreements contain restrictive covenants not to compete with our Company or solicit our employees for a period of two years immediately following termination of employment, subject to certain exceptions, as well as confidentiality and preservation of intellectual property obligations.
Mr. Rumbolz:
In the event of termination by the Company without cause or by the executive for good reason (as such terms are defined in the employment agreement), Mr. Rumbolz’s employment agreement provides for twenty-four months of salary continuation; and continued group health insurance for the executive and the executive’s eligible dependents over eighteen months. The employment agreement defers to the equity grants with respect to treatment of outstanding awards in connection with a termination of employment or a Change in Control (as defined in the Amended 2014 Plan) which provide for accelerated vesting in full of all unvested equity awards in the event of termination of the executive’s employment by the Company without cause or by the executive for good reason for 2017 equity awards, within eighteen months following a Change in Control event, and for the 2018, 2019, and 2020 equity awards, within twenty-four months of a Change in Control event. In the event of death or incapacity, Mr. Rumbolz is entitled to base salary and employee benefits earned through the date of such death or incapacity, and, for the remainder of the term of his agreement, periodic disability payments equal to sixty percent of his then-current base salary at the time of such death or incapacity. Beginning April 1, 2020, Mr. Rumbolz’s employment agreement will automatically renew for one-year periods on April 1st of each year thereafter, unless either party provides 180 days’ notice of nonrenewal.
Mr. Taylor:
In the event of termination by the Company without cause or by the executive for good reason (as such terms are defined in the employment agreement), Mr. Taylor’s employment agreement provides for twelve months of salary continuation plus one times the executive’s target bonus amount for the year of termination payable over twelve months and continued group health insurance for the executive and the executive’s eligible dependents over eighteen months. Equity grant agreements provide accelerated vesting in full of all unvested equity awards in the event of termination of the executive’s employment by the Company without cause or by the executive for good reason as an additional acceleration trigger for the 2017 equity award, within eighteen months following a Change in Control event, and for the 2018, 2019, and 2020 equity awards, within twenty-four months following a Change in Control event. In the event of death or incapacity, Mr. Taylor is entitled to base salary and employee benefits earned through the date of such death or incapacity. Beginning April 1, 2020, Mr. Taylor’s employment agreement is for a one-year term (the “Initial Term”). Unless the Company provides written notice of intent not to renew 90 days prior to the expiration of the Initial Term, the agreement shall automatically renew for one-year periods on April 1st of each year thereafter, unless either party provides 90 days’ notice of nonrenewal.
Mr. Ehrlich:
In the event of termination by the Company without cause or by the executive for good reason, Mr. Ehrlich’s employment agreement provides for twelve months of salary continuation plus one times his target bonus amount for the year of termination payable over twelve months; and continued group health insurance for the executive and the executive’s eligible dependents over twelve months. Equity grant agreements provide for accelerated vesting in full of all unvested equity awards in the event of termination of the executive’s employment by the Company without cause or by the executive for good reason for the 2017 equity award, within eighteen months following a Change in Control event, and for the 2018 and 2019 equity awards, within twenty-four months following a Change in Control event. In the event of death or incapacity, Mr. Ehrlich is entitled to base salary and employee benefits earned through the date of such death or incapacity. Mr. Ehrlich’s employment agreement will renew for one-year periods on January 1st of each year, unless either party provides six months’ notice of nonrenewal.
Mr. Peters:
In the event of termination by the Company without cause or by the executive for good reason, Mr. Peters’ employment agreement provided for twelve months of salary continuation plus one times the executive’s target bonus amount for the year of termination payable over twelve months; continued group health insurance for the executive and the executive’s eligible dependents over twelve months; and accelerated vesting in full of all unvested time-based equity awards. The employment agreement also provided for accelerated vesting of all unvested equity awards in the event of Change in Control. All equity grants subject to the single-trigger acceleration benefit have either vested or, with respect to certain market-based equity grants, as of December 31, 2019, the Closing Price (as such term is defined in the agreement) has not equaled or exceeded the Price Hurdle (as such term is defined in the agreement). Equity grant agreements provide for accelerated vesting in full of all unvested equity awards in the event of both a Change in Control and a termination of the executive’s employment by the Company without cause or by the executive for good reason, for the 2017 equity award, within ten days prior to, or within eighteen months of, a Change in Control event; and for the 2018 and 2019 equity awards, within twenty-four months of a Change in Control event. In the event of death or incapacity, Mr. Peters would have been entitled to base salary and employee benefits earned through the date of such death or incapacity.
Effective April 1, 2020, Mr. Peters resigned from his position as Executive Vice President, Sales and Marketing and continues to be employed by the Company in the role of Special Advisor. Effective June 1, 2020, Mr. Peters will be paid a salary of $5,000 per month to assist in the transition of his duties through May 31, 2021, after which time, Mr. Peters’ employment agreement will expire, and Mr. Peters employment with the Company will terminate. In addition, Mr. Peters will forfeit any unvested equity awards after September 30, 2020.
Mr. Simmons:
In the event of termination by the Company without cause or by the executive for good reason (as such terms are defined in the employment agreement), Mr. Simmons’ employment agreement provides for twelve months of salary continuation plus one times the executive’s target bonus amount for the year of termination payable over twelve months and continued group health insurance for the executive and the executive’s eligible dependents over eighteen months. Equity grant agreements provide accelerated vesting in full of all unvested equity awards in the event of termination of the executive’s employment by the Company without cause or by the executive for good reason: as an additional acceleration trigger for that equity granted as of the Effective Date, within eighteen months following a Change in Control event, and for the 2018, 2019, and 2020 equity award, within twenty-four months following a Change in Control event. In the event of death or incapacity, Ms. Simmons is entitled to base salary and employee benefits earned through the date of such death or incapacity. Beginning January 1, 2019, Mr. Simmons’ employment agreement is for a three-year term (the “Initial Term”). Unless the Company provides written notice of intent not to renew 90 days prior to the expiration of the Initial Term, the agreement shall automatically renew for one-year periods on January 1st of each year thereafter, unless either party provides 90 days’ notice of nonrenewal.
Treatment of Equity Upon a Termination Without Cause or For Good Reason or in Connection with a Change in Control
The following table sets forth the estimated payments and benefits to the NEOs based upon: (i) a hypothetical termination without cause by the Company or for good reason by the executive on December 31, 2019 that is not in connection with a Change in Control event; (ii) a hypothetical Change in Control event on December 31, 2019; and (iii) a hypothetical termination without cause by the Company or for good reason on December 31, 2019 by the executive in connection with a Change in Control event:

	Termination without Cause or For Good Reason				Change in Control Event	Termination without Cause or For Good Reason following a Change in Control Event
Name	Cash Payment (1)	Benefits (2)	Acceleration of Stock and Options (3)	Total	Acceleration of Stock and Options (3)	Cash Payment (1)	Benefits (2)	Acceleration of Stock and Options (3)	Total
Michael D. Rumbolz	$1,400,000	$12,851	$—	$1,412,851	$—	$1,400,000	$12,851	$12,189,482	$13,602,333
Randy L. Taylor	831,250	20,108	—	851,358	—	831,250	20,108	5,843,121	6,694,479
Dean A. Ehrlich	700,000	18,327	—	718,327	—	700,000	18,327	3,306,800	4,025,127
Edward A. Peters	700,000	18,327	—	718,327	—	700,000	18,327	3,372,001	4,090,328
Darren D. A. Simmons	577,500	18,327	—	595,827	—	577,500	18,327	1,853,565	2,449,392
___________________
(1)Reflects base salary and target bonus amount that would have been payable to the NEO, assuming the NEO’s termination on December 31, 2019.
(2)Estimated value of continued coverage under group health insurance plans through the end of the applicable severance period.
(3)The value attributable to the hypothetical acceleration of the vesting of any restricted stock awards held by a NEO is determined by multiplying the number of unvested shares of restricted stock units accelerated by $13.43 (the closing price of our Common Stock on December 31, 2019). The value attributable to the hypothetical acceleration of the vesting of any stock option awards held by a NEO is determined by multiplying (i) the difference, if greater than zero, between the exercise price of the applicable stock option award and the closing price of our Common Stock on December 31, 2019 of $13.43 by (ii) the number of unvested shares underlying the applicable stock option. The equity awards held by the NEO that are subject to possible acceleration are described as unexercisable or not vested in the table entitled “Outstanding Equity Awards at December 31, 2019.”
Pension Benefits and Nonqualified Deferred Compensation
We do not currently offer, nor do we have plans that provide, pension arrangements, retirement plans or nonqualified deferred compensation plans or arrangements to our executives, other than the retirement benefits generally available to employees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information known to the Company with respect to the beneficial ownership as of May 8, 2020 by: (i) principal stockholders who are beneficial owners of 5% or more of our Common Stock; (ii) directors and NEOs; and (iii) all directors and NEOs as a group.
There were 85,055,814 shares of our Common Stock issued and outstanding as of the close of business on May 8, 2020. The amounts and percentages of our Common Stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days of the close of business on May 8, 2020. Under these rules, more than one person may be deemed a beneficial owner of securities as to which such person has no economic interest.

	Shares Beneficially Owned
Name	Number	Percentage(1)
Principal stockholders
Eagle Asset Management, Inc.(2)	6,451,376	7.6
The Vanguard Group(3)	6,205,808	7.3
BlackRock, Inc.(4)	6,001,244	7.1
Capital Research Global Investors(5)	5,240,260	6.2
Indaba Capital Management, L.P.(6)	4,383,290	5.2
Directors and named executive officers(7)
Michael D. Rumbolz(8)	1,325,870	1.5
E. Miles Kilburn(9)	706,780	*
Edward A. Peters(10)	678,192	*
Randy L. Taylor(11)	661,034	*
Geoffrey P. Judge(12)	424,096	*
Ronald V. Congemi(13)	336,000	*
Dean A. Ehrlich(14)	273,307	*
Darren D. A. Simmons(15)	265,889	*
Eileen F. Raney(16)	224,000	*
Linster W. Fox(17)	145,000	*
Maureen T. Mullarkey(18)	10,000	*
Atul Bali(19)	—	*
Directors and current named executive officers as a group (12 persons)	5,050,169	5.7
___________________
*Represents beneficial ownership of less than 1%.
(1)The percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days after such date, by the sum of the number of shares outstanding as of May 8, 2020 plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days after such date. Consequently, the numerator and denominator for calculating beneficial ownership percentages may be different for each beneficial owner.
(2)As reported on Schedule 13F as of March 31, 2020 for shares held by Eagle Asset Management, Inc. (“Eagle”). According to Schedule 13F, Eagle has sole voting and dispositive power over all 6,451,376 shares. The address for Eagle is 880 Carillon Parkway, St. Petersburg, FL 33716.
(3)As reported on Schedule 13F as of March 31, 2020 for shares held by The Vanguard Group (“The Vanguard”). According to the Schedule 13F, The Vanguard has sole investment discretion over 5,961,238 shares, shared voting authority over 179,950 shares and no voting authority over 6,025,858 shares. The address for The Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(4)As reported on Schedule 13F as of March 31, 2020 for shares held by BlackRock Institutional Trust Company (“BlackRock”). According to the Schedule 13F, BlackRock has sole voting and dispositive power over all 6,001,244 shares. The address for BlackRock is 55 East 52nd Street, New York, NY 10055.
(5)As reported on Schedule 13F as of March 31, 2020 for shares held by Capital Research Global Investors (“Capital Research”). According to the Schedule 13F, Capital Research has sole voting and dispositive power over all 5,240,260 shares. The address for Capital Research is 333 South Hope Street 55th Floor, Los Angeles, CA 90071.
(6)As reported on Schedule 13F as of March 31, 2020 for shares held by Indaba Capital Management, L.P. (“Indaba”). According to the Schedule 13F, Indaba has sole voting and dispositive power over all 4,383,290 shares. The address for Indaba is One Letterman Drive, Building D, Suite DM700, San Francisco, CA 94129.
(7)Includes shares owned and shares issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days.
(8)Consists of 332,259 shares owned by Mr. Rumbolz and 993,611 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days for Mr. Rumbolz.
(9)Consists of 267,645 shares owned by Mr. Kilburn and 439,135 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days for Mr. Kilburn.
(10)Consists of 20,443 shares owned by Mr. Peters and 657,749 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days for Mr. Peters.
(11)Consists of 95,300 shares owned by Mr. Taylor and 565,734 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days for Mr. Taylor.
(12)Consists of 104,672 shares owned by Mr. Judge and 319,424 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days for Mr. Judge.
(13)Consists of 16,000 shares owned by Mr. Congemi and 320,000 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days for Mr. Congemi.
(14)Consists of 16,807 shares owned by Mr. Ehrlich and 256,500 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days for Mr. Ehrlich.
(15)Consists of 20,102 shares owned by Mr. Simmons and 245,787 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days for Mr. Simmons.
(16)Consists of 79,000 shares owned by Ms. Raney and 145,000 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days for Ms. Raney.
(17)Consists of 145,000 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days for Mr. Fox.
(18)Consists of 10,000 shares owned by Ms. Mullarkey.
(19)As of the date of this filing, Mr. Bali is not a beneficial owner of any securities nor does he have a right to acquire beneficial ownership within 60 days.
Equity Compensation Plan Information
The following table provides information as of December 31, 2019 with respect to shares of our Common Stock that may be issued under the Company’s equity compensation plans:

Plan category	Equity Plan	Number of securities to be issued upon exercise and release of outstanding options, awards, warrants and rights		Weighted average exercise price of outstanding options, awards, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by stockholders	2014 Plan	8,958,668		$4.11	1,923,502
	2005 Plan	3,903,442		$7.43	—	(1)
Equity compensation plans not approved by stockholders(2)	2012 Plan	2,556,857	(3)	$3.48	798,484	(4)
Total		15,418,967			2,721,986
___________________
(1) No further grants or awards may be made under the 2005 Plan.

(2) In connection with its acquisition of Everi Games Holding (formerly known as Multimedia Games Holding Company, Inc.) in December 2014, the Company assumed awards in accordance with applicable NYSE listing standards under the Everi Games Holding 2012 Equity Incentive Plan (the “2012 Plan”), which has not been approved by the Company’s stockholders, but which was approved by the Everi Games Holding’s stockholders.
(3) Consists of shares of our Common Stock subject to outstanding options assumed in connection with the acquisition of Everi Games Holding.
(4) Represents shares of our Common Stock reserved for issuance under the Amended and Restated 2014 Plan as a result of the assumption of the number of shares remaining available for grant under the 2012 Plan at the effective time of the acquisition. The Company elected to assume the available shares reserved for use under the 2012 Plan to grant awards following the acquisition to former employees of Everi Games Holding and its subsidiaries and others who were not employees, directors or consultants of the Company or its subsidiaries prior to the acquisition.
Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Rumbolz, our Chief Executive Officer. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
For 2019, our last completed fiscal year:
•the median of the annual total compensation (inclusive of base salary, bonus, and other items, as described below) of all our employees, other than Mr. Rumbolz, was $71,751; and
•the annual total compensation of Mr. Rumbolz, as reported in the Summary Compensation Table included elsewhere in this Proxy Statement, was $5,158,222.
Based on this information, for 2019, the ratio of the annual total compensation of Mr. Rumbolz, as President and Chief Executive Officer, to the median of the annual total compensation of all employees was approximately 72 to 1.
To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the “median employee,” we took the following steps:
1.We determined that, as of December 31, 2019, we had approximately 1,400 employees, with approximately 90% of the individuals located domestically in the United States (the “U.S.”) and 10% of the individuals located internationally in various foreign jurisdictions.
2.The relevant payroll and other compensation data for our employee population are maintained in a single system located at our principal headquarters in the U.S. and were utilized to identify the “median employee” from our employee population. To identify the “median employee” from our employee population, we compared the amount of base salary of our employees as reflected in our payroll records and included as part of the total compensation reported to the Internal Revenue Service on Form W-2 for 2019. We identified our median employee using this compensation measure, which was consistently applied to all our employees included in the calculation.
3.Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2019 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in the annual total compensation presented in the pay ratio calculation. The difference between such employee’s base salary and the employee’s annual total compensation represents company matching contributions on behalf of the employee to our 401(k) employee savings plan and cost of short-term and long-term disability coverage. Since we do not maintain a defined benefit or other actuarial plan for our employees, and do not otherwise provide a plan for payments or other benefits at, following, or in connection with retirement, the “median employee’s” annual total compensation did not include such amounts.

PROPOSAL 3
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Item No. 3 on the Proxy Card)

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2020.

Ratification of BDO USA, LLP
The Board has appointed BDO USA, LLP to serve as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2020.
Our Board and Audit Committee engaged BDO USA, LLP, effective March 18, 2015, as our independent registered public accounting firm, beginning with the audit for the year ending December 31, 2015, including the 2015 quarterly reviews.
Although the Company is not required to seek stockholder approval of its selection of an independent registered public accounting firm, the Board believes it to be sound corporate governance to do so. If the appointment is not ratified, the Board will investigate the reasons for stockholder rejection and will reconsider its selection of its independent registered public accounting firm. However, because of the difficulty in making any substitution so long after the beginning of the current year, the appointment of BDO USA, LLP for fiscal 2020 will stand, unless the Audit Committee finds other good reason for making a change and doing so is in the best interests of the Company and its stockholders. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if the Audit Committee determines that such a change would be in the Company’s and its stockholders’ best interests. Proxies solicited by our Board will, unless otherwise directed, be voted to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.
Attendance at Annual Meeting
A representative of BDO USA, LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement, if he or she so desires, and will be available to respond to appropriate questions from stockholders.
Fees
The following table represents fees invoiced for professional audit services rendered by BDO USA, LLP, our independent registered public accounting firm for the years ended December 31, 2019 and 2018, for the audit of the Company’s annual financial statements as well as fees invoiced for other services rendered by it for each respective year (amounts in thousands):

	Year Ended December 31,
	2019	2018
Audit fees(1)	$1,031	$1,193
Audit-related fees(2)	49	48
Tax fees(3)	5	7
All other fees	—	—
Total	$1,085	$1,248
___________________
(1)Audit fees include amounts for the following professional services:
•audit of the Company’s annual financial statements for fiscal years 2019 and 2018;
•attestation services, technical consultations and advisory services in connection with Section 404 of the Sarbanes-Oxley Act of 2002;
•reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q;
•statutory and regulatory audits, consents and other services related to SEC matters; and
•professional services provided in connection with other statutory and regulatory filings.
(2)Audit-related fees include amounts for the following professional services:
•audit of the Company’s employee benefit program;

•evaluations of service organization controls under the Statement on Standards for Attestation Engagements (SSAE) No. 18; and
•professional services provided in connection with proposed accounting and reporting standards.
(3)Tax Fees include amounts for planning (domestic and international), advisory and compliance services.
In making its recommendation to ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020, the Audit Committee has considered whether services other than audit and audit-related services provided by BDO USA, LLP are compatible with maintaining the independence of BDO USA, LLP.
Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
The Audit Committee pre-approves all audit and permissible non-audit services provided by its independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by its independent registered public accounting firm. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the independent registered public accounting firm is required to provide detailed back-up documentation at the time of approval. The hours expended on the engagement to audit the Company’s financial statements for fiscal year 2019 were not attributed to work performed by persons other than BDO USA, LLP’s full-time, permanent employees. All of the services described in the table above were approved in conformity with the Audit Committee’s pre-approval process for independent registered public accounting firm fees.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee of the Board currently consists of Messrs. Kilburn, Fox, Judge, Congemi, and Bali, and Mses. Raney and Mullarkey. Mr. Fox serves as Chair of the Audit Committee. The Board has determined that each member of the Audit Committee meets the experience requirements of the rules and regulations of the NYSE and the SEC, as currently applicable to the Company. The Board has also determined that each member of the Audit Committee meets the independence requirements of the rules and regulations of the NYSE and the SEC, as currently applicable to the Company.
The Audit Committee operates under a written charter approved by the Board. A copy of the charter is available on our website at ir.everi.com/investor-relations/corporate-governance/governance-documents.
The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities by reviewing financial reports and other financial information provided by the Company to any governmental body or the public, the Company’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established, and the Company’s auditing, accounting and financial reporting processes generally. The Audit Committee annually recommends to the Board the appointment of an independent registered public accounting firm to audit the consolidated financial statements and internal controls over financial reporting of the Company and meets with such personnel of the Company to review the scope and the results of the annual audits, the amount of audit fees, the Company’s internal controls over financial reporting, the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K and other related matters.
The Audit Committee has reviewed and discussed with management the consolidated financial statements for fiscal year 2019 audited by BDO USA, LLP, the Company’s independent registered public accounting firm for its fiscal year ended December 31, 2019, and management’s assessment of internal controls over financial reporting. The Audit Committee has discussed with BDO USA, LLP various matters related to the financial statements, including those matters required to be discussed under the applicable standards of the Public Company Accounting Oversight Board and the SEC. The Audit Committee has also received the written disclosures and the letter from BDO USA, LLP regarding its communications with the Audit Committee concerning independence, as required by the Public Company Accounting Oversight Board’s applicable rules, and has discussed with BDO USA, LLP its independence. Based upon such review and discussions, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the SEC.
The Audit Committee and the Board also has recommended, subject to stockholder ratification, the selection of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2020.

Members of the Audit Committee:

Linster W. Fox (Chair) E. Miles Kilburn Geoffrey P. Judge Ronald V. Congemi Eileen F. Raney Maureen T. Mullarkey Atul Bali

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and any persons who directly or indirectly hold more than 10% of our Common Stock (“Reporting Persons”) to file reports of ownership and changes in ownership with the SEC.
Based solely on its review of the copies of such forms filed with the SEC and written representations from certain Reporting Persons that no such forms were required, the Company believes that during fiscal year 2019, all Reporting Persons complied with the applicable filing requirements on a timely basis, except that Maureen T. Mullarkey, a non-employee director of the Company during 2019, filed a single late Form 4 on May 8, 2019 with respect to a restricted stock unit grant that occurred on May 1, 2019, and two separate small purchases by two reporting persons that were required to have been reported, which transactions had not been previously reported to the Company. An amended Form 3 and a Form 4 were filed in March 2020 on behalf of Messrs. Simmons and Lucchese, respectively, to report these transactions.

FREQUENTLY ASKED QUESTIONS
Why am I receiving these proxy materials?
The Board is furnishing these proxy materials to you in connection with the Company’s Annual Meeting to be held on Tuesday, June 16, 2020, at the Company’s Corporate Headquarters located at 7250 S. Tenaya Way, Suite 100, Las Vegas, Nevada 89113 beginning at 9:00 a.m. Pacific Time. At the Annual Meeting, you are entitled and requested to vote on the proposals outlined in this Proxy Statement.
This Proxy Statement is dated May 18, 2020 and is first being mailed to stockholders on or about May 18, 2020.
What proposals will be voted on at the Annual Meeting, and what are the recommendations of the Board?
There are three proposals scheduled to be voted on at the Annual Meeting. The proposals, and the Board’s voting recommendations with respect to such proposals, are as follows:

Proposal 1	Board’s Voting Recommendations
Election of two Class III directors to serve until the Company’s 2023 annual meeting of stockholders.	FOR the Board’s nominees
Proposal 2
Approval, on an advisory basis, of the compensation of our named executive officers as shown in this Proxy Statement.	FOR
Proposal 3
Ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.	FOR
Management does not know of any matters to be presented at the Annual Meeting other than those set forth in this Proxy Statement and in the Notice of 2020 Annual Meeting of Stockholders accompanying this Proxy Statement. If other matters should properly come before the Annual Meeting, the proxy holders will vote on such matters in accordance with their best judgment. Our stockholders have no dissenter’s or appraisal rights in connection with any of the proposals to be presented at the Annual Meeting.
What is the record date and what does it mean?
The record date for the Annual Meeting is May 8, 2020 (the “Record Date”). Only holders of shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), at the close of business on the Record Date are entitled to receive notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. At the close of business on May 8, 2020, there were approximately 85,055,814 shares of Common Stock outstanding and entitled to vote.
Shares held in treasury by the Company are not treated as being issued or outstanding for purposes of determining the number of shares of Common Stock entitled to vote.
How many votes do I have?
Each holder of shares of Common Stock is entitled to one vote for each share of Common Stock owned as of the Record Date.

Who is a “stockholder of record,” and who is a “beneficial holder”?
You are a stockholder of record if your shares of our Common Stock are registered directly in your own name with our transfer agent, Broadridge Financial Solutions, Inc. (“Broadridge”), as of the Record Date. You are a beneficial owner if a bank, brokerage firm, trustee or other agent (each, a “nominee”) holds your stock. This is often called ownership in “street name” because your name does not appear in the records of our transfer agent. If your shares are held in street name, you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered directly in your own name and you plan to vote your shares in person at the Annual Meeting, you should contact your nominee to obtain a legal proxy and bring it to the Annual Meeting in order to vote. For additional requirements to attend the Annual Meeting, see the information provided on page 1.
Who votes shares held in “street name”?
If you are a beneficial owner of shares held in “street name” by a nominee or other holder of record, and you do not give that nominee or other record holder specific instructions as to how to vote those shares, under the rules of the New York Stock Exchange (the “NYSE”), your nominee or other record holder may exercise discretionary authority to vote your shares only on routine proposals, which, in this Proxy Statement, includes only the ratification of the appointment of the Company’s independent auditors (Proposal 3). Without your specific instructions, however, your nominee or other record holder cannot vote your shares on non-routine proposals, which, in this Proxy Statement, include Proposals 1 and 2. Accordingly, if you do not instruct your nominee or other record holder how to vote with respect to Proposals 1 and 2, no votes will be cast on your behalf with respect to such proposals (this is referred to as a “broker non-vote”). If you hold your shares in street name, please refer to the information forwarded by your nominee or other holder of record for procedures on voting your shares or revoking or changing your proxy. We encourage you to provide instructions to your nominee or other holder of record regarding the voting of your shares.
What constitutes a quorum?
The presence at the Annual Meeting, in person or represented by proxy, of a majority of the shares of Common Stock outstanding and entitled to vote on the Record Date will constitute a quorum permitting the proposals described herein to be acted upon at the Annual Meeting. Abstentions and broker non-votes are counted as present and are, therefore, included for purposes of determining whether a quorum of shares of Common Stock is present at the Annual Meeting.
What is the voting requirement to approve each of the proposals?

Voting Item	Board Recommendation	Voting Standard	Treatment of Abstentions & Broker Non-Votes
Election of Directors	For	Plurality(1) of Shares Represented at the Meeting and Entitled to Vote Thereon	No effect on the outcome of the election
Say on Pay(2)	For	Majority(3) of Shares Represented at the Meeting and Entitled to Vote Thereon	Broker Non-Votes: No effect on the outcome of this proposal Abstentions: Same effect as a vote “Against” this proposal
Auditor Ratification	For	Majority(3) of Shares Represented at the Meeting and Entitled to Vote Thereon	Broker Non-Votes: No effect on the outcome of this proposal Abstentions: Same effect as a vote “Against” this proposal
___________________
(1) Director nominees who receive the highest number of shares voted “For” his or her election are elected.
If a nominee in an uncontested election (such as this one) nonetheless does not receive the vote of at least the majority of the votes cast and no successor has been elected at such meeting, he or she may trigger the Company’s guideline regarding majority voting for directors. Full details of the guideline are set out in our Corporate Governance Guidelines, which are publicly available at the Corporate Governance section of the “Investors” page on our website at ir.everi.com/investor-relations/corporate-governance/governance-documents.
(2) Although this vote is advisory and non-binding on our Board, the Board and Compensation Committee will consider the voting results, along with other relevant factors, in connection with their ongoing evaluation of our compensation program.
(3) Number of shares voted “For” must exceed 50% of the number of shares represented at the meeting.
All valid proxies received prior to the Annual Meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If you are a stockholder of record and sign and return your proxy card or vote electronically without making any specific selections, your shares will be voted in accordance with the recommendations of the proxy holders on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at the Annual Meeting.
How do I vote my shares?
You can either attend the Annual Meeting and vote in person or give a proxy to be voted at the Annual Meeting. A proxy may be given in one of the following three ways:
•electronically by using the Internet;
•after receiving your proxy materials, over the telephone by calling a toll-free number; or
•by mailing the enclosed proxy card.
Given the impact of the COVID-19 pandemic, we strongly encourage you to vote over the Internet or by telephone in advance of the meeting. Specific instructions for stockholders who wish to use the Internet or telephone voting procedures are set forth on the enclosed proxy card. If your shares are held in street name through a nominee or other holder of record, you will receive instructions from the nominee or other record holder that you must follow in order to have your shares voted.
How are the proxy card votes counted?
If the accompanying proxy card is properly completed, signed, and returned to us, and not subsequently revoked, it will be voted as directed by you. If the proxy card is submitted, but voting instructions are not provided, the proxy will be voted: (i) “For” each of the director nominees; (ii) “For” the advisory approval of the compensation of our named executive officers; and (iii) “For” the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.
Can I change my vote after submitting my proxy?
You can change your vote at any time before your proxy is exercised at the Annual Meeting. You may do so in one of the following four ways:
•submitting another proxy card bearing a later date;
•sending a written notice revoking your proxy to the Corporate Secretary of the Company at 7250 South Tenaya Way, Suite 100, Las Vegas, Nevada 89113, or via e-mail to secretary@everi.com;
•submitting new voting instructions via telephone or the Internet (if initially able to vote in that manner); or
•attending the Annual Meeting and voting in person.
If you hold your shares in “street name” through a nominee or other holder of record and you have instructed the nominee or other holder of record to vote your shares, you must follow the directions received from the nominee or other holder of record to change those instructions. Please refer to the information sent by your nominee or other holder of record for procedures on revoking or changing your proxy.
Who is paying for this proxy solicitation?
This proxy solicitation is being made by the Company. The Company will bear the cost of soliciting proxies, including the cost of preparing, assembling, printing, and mailing this Proxy Statement. The Company also will reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. In addition, proxies may be solicited by certain of the Company’s directors, officers, and regular employees, either personally, by telephone, facsimile or e-mail. None of such persons will receive any additional compensation for their services.
How can I find out the voting results?
The Company will report the voting results in a Current Report on Form 8-K to be filed with the SEC within four business days after the end of the Annual Meeting.
How do I receive electronic access to proxy materials for future annual meetings?
Stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies, which results in cost savings for the Company and benefits the environment. If you are a stockholder of record and would like to receive future proxy materials electronically, you can elect this option by following the instructions provided when you vote your proxy over the Internet at www.proxyvote.com. If you choose to view future proxy statements and annual reports over the Internet, you will receive an e-mail notification next year with instructions containing the Internet address of those materials. Your choice to view future proxy statements and annual reports over the Internet will remain in effect until you contact either your nominee or other holder of record or the Company to rescind your instructions. You do not have to elect Internet access each year.
If your shares of Common Stock are registered in the name of a brokerage firm, you still may be eligible to vote your shares of Common Stock electronically over the Internet. A large number of brokerage firms are participating in the Broadridge online program, which provides eligible stockholders who receive a paper copy of this Proxy Statement the opportunity to vote via the Internet. If your brokerage firm is participating in Broadridge’s program, your proxy materials will provide instructions for voting online. If your proxy materials do not reference Internet information, please complete and return your voting instruction form.
What is “householding”?
There are circumstances under which you may receive multiple mailings containing copies of the proxy materials, proxy cards or voting instruction form. For example, if you hold your shares in more than one brokerage account, you may receive separate mailings for each such brokerage account. In addition, if you are a stockholder of record and your shares are registered in more than one name, you may receive more than one mailing. Please authorize your proxy in accordance with the instructions of each mailing separately, since each one represents different shares that you own.
The SEC has adopted rules that permit companies and intermediaries (such as brokers) to satisfy delivery requirements for annual reports and proxy statements with respect to two or more stockholders sharing the same address by delivering a single annual report or proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” provides extra convenience for stockholders, cost savings for companies and benefits the environment. Brokers with account holders who are stockholders of the Company may be householding the Company’s proxy materials. Once you have received notice from your broker that it will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report or proxy statement, or if you are receiving multiple copies thereof and wish to receive only one, please notify your broker or notify the Company by sending a written request to the Corporate Secretary of the Company at 7250 South Tenaya Way, Suite 100, Las Vegas, Nevada 89113, or via e-mail to secretary@everi.com, or by calling (702) 855-3000. The Company, if contacted, will undertake to promptly deliver the requested materials.
When are stockholder proposals due for the 2021 Annual Meeting of Stockholders?
Stockholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy certain other conditions established by the SEC, including specifically under Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To be timely, a proposal must be received at our principal executive offices, addressed to our Corporate Secretary of the Company, not less than 120 calendar days before the date our proxy statement was released to stockholders in connection with the previous year’s annual meeting. Accordingly, for a stockholder proposal to be included in our proxy materials for our 2021 Annual Meeting of Stockholders, the proposal must be received at our principal executive offices, addressed to our Corporate Secretary of the Company, not later than the close of business on January 18, 2021.
Subject to certain exceptions, stockholder business (including nominations) that is not intended for inclusion in our proxy materials may be brought before an annual meeting so long as notice of the proposal—as specified by, and subject to the conditions set forth in, our Bylaws—is delivered to our Corporate Secretary at our principal executive offices not earlier than the close of business on the 120th day, nor later than the close of business on the 90th day, prior to the first anniversary of the date of the preceding year’s annual meeting. For our 2021 Annual Meeting of Stockholders, proper notice of business that is not intended for inclusion in our proxy statement must be received no earlier than the close of business on February 16, 2021, nor later than the close of business on March 18, 2021.
A stockholder’s notice to the Corporate Secretary of the Company must set forth as to each matter the stockholder proposes to bring before the annual meeting:
•Director Nomination: all information relating to such proposed nominee that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act and Rule 14a-4(d) thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and
•Stockholder Proposals: a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made.
Each stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made must also include (a) the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner, (b) the class and number of shares of the Company which are owned beneficially and of record by such stockholder and such beneficial owner, and (c) whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of the proposal, at least the percentage of the Company’s voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the Company’s voting shares to elect such nominee or nominees.
OTHER MATTERS
As of the date of this Proxy Statement, the Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named as proxies in the enclosed form of proxy or their substitutes will vote in accordance with their judgment on such matters.
ANNUAL REPORT TO STOCKHOLDERS AND ANNUAL REPORT ON FORM 10-K
The 2019 Annual Report, including the Company’s audited financial statements, is being delivered with this Proxy Statement, but is not incorporated into this Proxy Statement and is not to be considered a part of these proxy materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act. The information contained in the “Compensation Committee Report” and the “Report of the Audit Committee” shall not be deemed “filed” with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.
We will provide a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, to each stockholder as of the Record Date, without charge, upon written request to Corporate Secretary, Everi Holdings Inc., 7250 South Tenaya Way, Suite 100, Las Vegas, Nevada, 89113, or via e-mail to secretary@everi.com. Any exhibits listed in the Annual Report on Form 10-K for the fiscal year ended December 31, 2019 also will be furnished upon written request at the actual expense we incur in furnishing such exhibits.

By Order of the Board of Directors,

/s/ Michael D. Rumbolz

Michael D. Rumbolz
Chief Executive Officer & Director
Las Vegas, Nevada
May 18, 2020

Appendix A
RECONCILIATION OF NON-GAAP MEASURES
The following table presents a reconciliation of our GAAP financial measure to AEBITDA, the most comparable non-GAAP financial measure included in this Proxy Statement:

Year Ended December 31, 2019 Reconciliation of Net Income to EBITDA and to FCF
(in thousands)
Net income	$16,517
Income tax provision	(523)
Loss on extinguishment of debt	179
Interest expense, net of interest income	77,844
Operating income	$94,017
Plus: depreciation and amortization	132,135
EBITDA	$226,152
Non-cash stock compensation expense	9,857
Accretion of contract rights	8,710
Adjustment of certain purchase accounting liabilities	(129)
Write-off of inventory and property and equipment	1,268
Asset acquisition expense and other non-recurring professional fees	993
Litigation accrual	6,350
AEBITDA	$253,201

Cash paid for interest	(77,351)
Cash paid for capital expenditures	(114,291)
Cash paid for placement fees	(17,102)
Cash paid for taxes, net of refunds	(694)
FCF	$43,763
We present AEBITDA as we use this measure to manage our business and consider this measure to be supplemental to our operating performance. We also make certain compensation decisions based, in part, on our operating performance, as measured by AEBITDA; and our credit facility, senior secured notes and senior unsecured notes require us to comply with a consolidated secured leverage ratio that includes performance metrics substantially similar to AEBITDA. AEBITDA is not a measure of financial performance under GAAP. Accordingly, AEBITDA should not be considered in isolation, or as a substitute for, and should be read in conjunction with, our operating income data prepared in accordance with GAAP.

A

Appendix B
SUPPLEMENT TO PRESENT REQUIRED INFORMATION IN SEARCHABLE FORMAT
Code of Business Conduct, Standards and Ethics – page 16
We have adopted a Code of Business Conduct, Standards and Ethics for our non-employee directors and all employees (including officers) that is designed to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder.
To the extent required by law, any amendments to, or waivers from, any provision of the Code of Business Conduct, Standards and Ethics will be promptly disclosed to the public. To the extent permitted by such legal requirements, we intend to make such public disclosure by posting the relevant material on our website within four business days following the date of the amendment or waiver in accordance with SEC rules.
Board Role in Risk Oversight – page 19
Our Board is responsible for oversight of our risk assessment process. The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of our management team with respect to material risks that the Company faces, including, but not limited to: our credit, liquidity, cybersecurity, compliance and legal and regulatory, strategic, and reputational risks. The Board, or the applicable committee of the Board, regularly receives these reports from members of our management team to enable it to identify material risks and assess management’s risk management and mitigation strategies, including recent risks that the Company has focused on, including various enterprise risks, market impacts, and other risks driven by COVID-19. The Board engages with the Company’s Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, and Chief Legal Officer, along with other with members of management, to determine the Company’s risk tolerance and endeavors to see that management identifies, evaluates, and properly manages and mitigates the overall risk profile of the Company.
Audit Committee
•Assesses risks relating to the Company’s financial statements and cybersecurity matters, including information technology risks (inclusive of but not limited to data privacy and security issues); and
•Oversees both the Company’s external and internal audit functions and oversees the Company’s compliance with applicable laws and regulations.
Compensation Committee
•Oversees the management of risks relating to the Company’s executive compensation plans and arrangements; and
•Oversees the Company’s Employee Equity Plan and issuance of equity to employees.
Nom Gov Committee
•Reviews, no less than annually, the independence of our Board and potential conflicts of interest concerning our Board and senior executives; and
•Oversees the Company’s Environmental Sustainability, Social Responsibility, and Corporate Governance initiatives.

B